SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Bristol-Myers Squibb Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 23, 2005

NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 3, 2005 AT 9:45 A.M. HOTEL DU PONT 11TH AND MARKET STREETS WILMINGTON DELAWARE

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 3, 2005, at 9:45 a.m.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be the election of directors, the ratification of an independent registered public accounting firm, the approval of the company’s Restated Certificate of Incorporation effecting an amendment to eliminate certain supermajority vote requirements and the consideration of seven stockholder proposals. We will also review the status of the company’s business at the meeting.

Last year, over 87% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process.

Admission to the Annual Meeting will be by ticket only. Please bring photo identification. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the company or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

PETER R. DOLAN

Chairman and Chief Executive Officer

345 Park Avenue

New York, New York 10154-0037

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders will be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on Tuesday, May 3, 2005 at 9:45 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

to elect seven directors of the Board of Directors, each for a term of one-year;

to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2005;

to approve the company’s Restated Certificate of Incorporation effecting an amendment to eliminate certain supermajority vote requirements;

to consider seven stockholder proposals, if presented at the meeting; and

to transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record of our company’s common and preferred stock at the close of business on March 7, 2005, will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG

Secretary

Dated: March 23, 2005

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important.

If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting.

To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1)	GO TO THE WEBSITE shown on your proxy card and vote via the Internet;

OR

(2)	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is toll-free in the United States);

OR

(3)	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This Proxy Statement and the 2004 Annual Report are available on Bristol-Myers Squibb’s Internet site at www.bms.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save Bristol-Myers Squibb the cost of production and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Bristol-Myers Squibb stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access Bristol-Myers Squibb’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This Proxy Statement is being sent to all stockholders of record as of the close of business on March 7, 2005 for delivery beginning March 23, 2005 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 3, 2005. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report should not be deemed to be part of the Proxy Statement.

Who can attend the Annual Meeting?

Only stockholders of Bristol-Myers Squibb as of the record date, March 7, 2005, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. In addition, please be sure to bring photo identification. The Hotel duPont is accessible to disabled persons and, upon request, wireless headsets for hearing amplification will be provided.

How do I receive an admission ticket?

If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket can be detached from the top portion of the proxy card.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

Tickets may be issued to others at the discretion of the company.

Who is entitled to vote?

All holders of record of our company’s $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 7, 2005 will be entitled to vote at the 2005 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your proxy in one of the following manners:

(i)	via Internet;

(ii)	by telephone;

(iii)	by mail; or

(iv)	in person at the Annual Meeting.

Choosing to vote via the Internet or calling the toll-free number listed on the proxy card will save the company expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website indicated on the enclosed form and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

If you wish to vote in person, you can vote the proxy in person at the Annual Meeting.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, the following items will be voted upon:

(i)	the election of seven directors to the Board, each for a term of one-year;

(ii)	ratification of the appointment of the company’s independent registered public accounting firm;

(iii)	approval of the company’s Restated Certificate of Incorporation effecting an amendment to eliminate certain supermajority vote requirements; and

(iv)	the seven stockholder proposals, if presented at the meeting.

Our Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2004, FOR approval of the amendment to our Restated Certificate of Incorporation and AGAINST each of the seven stockholder proposals.

How many votes are needed to have the proposals pass?

A plurality of the votes cast at the meeting is required to elect directors. The affirmative vote of at least 75% of the outstanding shares of the company is required to approve the proposal to amend our

Restated Certificate of Incorporation to eliminate certain supermajority vote requirements. The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of the appointment of an independent registered public accounting firm and for the adoption of each of the seven stockholder proposals.

How are the votes counted?

In accordance with the laws of the state of Delaware and our Restated Certificate of Incorporation and Bylaws,

(i)	for the election of directors, which requires a plurality of the votes cast in person or by proxy, only proxies and ballots indicating votes “FOR all nominees,” “WITHHELD for all nominees” or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; abstentions and broker non-votes are not counted, and

(ii)	for the adoption of all management proposals and all stockholder proposals, which require the majority of the votes cast in person or by proxy, only proxies and ballots indicating votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals or providing the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote; broker non-votes are not counted.

How can I revoke my Proxy?

You may revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions: (i) by giving timely written notice of the revocation to the Secretary of Bristol-Myers Squibb; (ii) by executing and delivering a proxy with a later date; or (iii) by voting in person at the meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than the Directors’ Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified to by independent inspectors of election.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

Bristol-Myers Squibb will pay all costs of preparing, assembling, printing and distributing the proxy materials. Management has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Our employees may solicit proxies on behalf of our Board of Directors through the mail, in person, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS

At the close of business on March 7, 2005, there were 1,954,089,734 shares of $0.10 par value common stock and 7,189 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of February 15, 2005, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and officers as a group. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of the outstanding shares of common stock.

Unless otherwise noted, such shares are owned directly or indirectly with sole voting and investment power.

Name	Total Shares Owned(a)		Common Shares Underlying Options(b)	Deferred Common Share Units(c)
R. E. Allen	139,111		23,264	89,151
A. R. J. Bonfield	368,753		203,333	10,848
L. B. Campbell	35,652		10,643	22,899
V. D. Coffman	46,479	(d)	14,850	31,557
J. M. Cornelius	22,000		0	2,000
P. R. Dolan	1,783,613	(e)	1,365,625	0
E. V. Futter	45,734		27,471	14,208
L. V. Gerstner, Jr.	89,654		27,471	35,619	(f)
L. H. Glimcher, M.D.	31,797		14,850	16,947
D. J. Hayden, Jr.	879,678		683,826	0
L. Johansson	22,721		10,643	10,078
J. L. McGoldrick	1,249,209		1,084,513	0
J. B. D. Palmer, M.D.	484,294		385,000	0
J. D. Robinson III	80,354		27,471	20,062
E. Sigal, M.D., Ph.D.	331,384		206,740	16,922
L. W. Sullivan, M.D.	53,096	(g)	27,471	18,914
All Directors and Executive Officers as a Group	7,972,306		5,711,190	289,205

(a)	Consists of direct and indirect ownership of shares, including unvested restricted stock grants, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days and deferred common share units.

(b)	Consists of stock options that are currently exercisable and stock options that will be exercisable within 60 days.

(c)	For non-employee directors, represents amounts credited to their accounts under the 1987 Deferred Compensation Plan for Non-Employee Directors as deferred common share units which are valued according to the market value and shareholder return on equivalent shares of common stock. For named executive officers, represents amounts credited to their accounts under the Performance Incentive Plan as deferred common share units which are valued according to the market value and stockholder return on equivalent shares of common stock.

(d)	Includes 72 shares held by a family living trust over which neither Dr. Coffman nor his wife exercise voting nor investment power.

(e)	Includes 11,708 shares owned by a family charitable foundation over which Mr. Dolan and his wife exercise shared voting and investment power. Mr. Dolan disclaims beneficial ownership of the shares owned by the family charitable foundation.

(f)	Includes 7,081 deferred common share units credited to Mr. Gerstner’s account in the Squibb Corporation Deferred Plan for Fees of Outside Directors which are valued according to the market value and stockholder return on equivalent shares of Common Stock.

(g)	Includes 528 shares owned jointly by Dr. Sullivan and his wife over which he exercises shared voting and investment power.

Principal Holders of Common Stock

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our common stock.

Name	Number of Shares Beneficially Owned		Percent of Class
Capital Research and Management Company	171,875,500	(a)	8.8	%(a)
333 South Hope Street
Los Angeles, California 90071

(a)	This information is based on the Schedule 13G/A dated February 11, 2005 filed by Capital Research and Management Company with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 2004. The reporting person has sole voting power with respect to no shares, shared voting power with respect to no shares and sole investment power with respect to all 171,875,500 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our Common Stock are required to file reports of ownership and changes in ownership with the Securities and Exchanges Commission. To best of our knowledge, during 2004 all applicable Section 16(a) filings requirements were met except that due to administrative error, late Forms 4 were filed on July 6, 2004 for each of Robert E. Allen, Vance D. Coffman, Lewis B. Campbell, Laurie H. Glimcher, Louis V. Gerstner, Jr., James D. Robinson, III and Louis W. Sullivan disclosing that on June 30, 2004, each such director accrued deferred share units under the 1987 Deferred Compensation Plan for Non-Employee Directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. Our Board has responsibility for establishing broad corporate policies and for the overall performance of our company. It is not, however, involved in operating details on a day-to-day basis. Our Board is kept advised of the company’s business through regular written reports and analyses and discussions with the Chief Executive Officer and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

Corporate Governance

We maintain a corporate governance webpage at http://www.bms.com/aboutbms/corporategovernance/data/.

Our Board of Directors adopted Corporate Governance Guidelines in 2002. From time to time, our Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices, and the concerns of our stockholders and other constituents. The Corporate Governance Guidelines are attached to this Proxy Statement as Annex A and may be viewed on the company’s website at www.bms.com.

Consistent with these goals, the Committee on Directors and Corporate Governance and the Compensation and Management Development Committee have reviewed various corporate governance and executive compensation issues during the past year and made recommendations to our Board. Based on these recommendations, our Board of Directors adopted the following corporate governance initiatives.

•	Our Board recommends that stockholders approve the amendment to the Restated Certificate of Incorporation to effect the elimination of all supermajority vote requirements, except the requirement of a supermajority vote to return to a classified Board structure;

•	Our Board adopted a policy requiring stockholder approval for any future agreements providing executives cash severance payments in excess of 2.99 times the executive’s base salary and cash bonus;

•	Our Board adopted a policy wherein the Board will seek reimbursement of bonuses paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial statements;

•	We now publish on our website, all political contributions made by our company and by our company-sponsored employee political action committee, to political committees, parties or candidates on both state and federal levels. The report is also available to stockholders upon written request.

These changes supplement the corporate governance initiatives previously approved by our Board of Directors which include:

•	The adoption of a policy prohibiting the repricing of stock options; and

•	The adoption of a policy requiring stockholder approval prior to implementing a shareholder rights plan.

Board Independence

Our Board has determined, by applying the categorical director independence standards contained in the Corporate Governance Guidelines, that each of our directors and director nominees, except Peter R. Dolan, has no direct or indirect material relationship with our company (other than as a director of our company) and is therefore independent. The independent directors are Robert E. Allen, Lewis B. Campbell, Vance D. Coffman, James M. Cornelius, Ellen V. Futter, Louis V. Gerstner, Jr., Laurie H. Glimcher, M.D., Leif Johansson, James D. Robinson III and Louis W. Sullivan, M.D. In addition, all members of the Audit Committee, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance satisfy the categorical standards of independence applicable to members of such committees established under applicable law and the listing requirements of the New York Stock Exchange.

Meetings of our Board

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2004, the Board of Directors met thirteen times. The average aggregate attendance of directors at Board and Committee meetings was over 96%. No director attended fewer than 88% of the aggregate number of Board and Committee meetings during the periods he or she served.

Annual Meeting of Stockholders

Directors are not required, but are strongly encouraged to attend the Annual Meeting of Stockholders. In 2004, nine of ten Directors attended the Annual Meeting of Stockholders.

Committees of our Board

Our Bylaws specifically provide for an Audit Committee and an Executive Committee. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors has established the Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. Our Board has appointed individuals from among its members to serve on these four committees. With the exception of the Executive Committee, each Committee is composed entirely of independent directors and operates under a written charter adopted by the Board, as amended from time to time. These charters are published on the company’s website at www.bms.com and are attached to this Proxy Statement.

In 2004, the committees of the Board held a total of 20 meetings: the Audit Committee met twelve times, the Compensation and Management Development Committee met five times and the Committee on Directors and Corporate Governance met three times. The Executive Committee did not meet in 2004.

The table below provides membership information for each Board committee.

Name	Audit		Directors and Corporate Governance		Compensation & Management Development		Executive
R. E. Allen	X		X	*			X
L. B. Campbell	X		X		X
V. D. Coffman	X	*			X
J. M. Cornelius	X
P. R. Dolan							X	*
E. V. Futter			X
L. V. Gerstner, Jr.			X				X
L. H. Glimcher, M.D.	X		X
L. Johansson	X		X
J. D. Robinson III			X		X	*	X
L. W. Sullivan, M.D.	X				X

*	Chair

Audit Committee

The Audit Committee is appointed by and generally acts on behalf of our Board of Directors. The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee is responsible primarily for overseeing and monitoring the quality of our accounting and auditing practices and is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements. The Audit Committee also assists our Board in fulfilling its responsibilities for general oversight of compliance with legal and regulatory requirements, the performance of our internal audit function and independent registered public accounting firm, and business risk assessment and business risk management. Other specific duties and responsibilities include: (i) reviewing our disclosure controls and procedures, internal controls, periodic filings with the Securities and Exchange Commission, earnings releases and earnings guidance; (ii) producing the required audit committee annual report for inclusion in our proxy statement; and (iii) overseeing investigations into complaints concerning financial or accounting matters.

The Audit Committee has the resources and authority appropriate to discharge its responsibilities, including the authority to retain independent legal counsel, accounting or other consultants or experts to advise the Committee. The Committee may also use the services of the company’s legal counsel and other advisors to the company.

The report of the Audit Committee is contained on page 33. The charter of the Audit Committee is attached to this Proxy Statement as Annex B.

Our Board of Directors has determined that James M. Cornelius qualifies as an “audit committee financial expert” based on the Board’s understanding of the applicable SEC rules. In addition, our Board of Directors has determined that each current and former chief executive officer presently serving on the Audit Committee may also qualify as audit committee financial experts. Our Board has also determined that each member of the Audit Committee is independent, as defined by the applicable New York Stock Exchange rules.

Including service on our company’s Audit Committee, Mr. Cornelius currently serves on the audit committees of four publicly traded companies. Our Board of Directors has determined that

Mr. Cornelius’s simultaneous service on these audit committees does not impair his ability to serve effectively on our company’s Audit Committee. In making this determination, our Board of Directors has considered that Mr. Cornelius will step down from one company’s audit committee within one year.

Compensation and Management Development Committee

The Compensation and Management Development Committee is responsible primarily for reviewing, approving and reporting to our Board on major compensation and benefits plans, policies and programs of the company; reviewing and evaluating the performance and approving the compensation of executive officers and certain senior management; and overseeing our management development programs, performance assessment of senior executives and succession planning. Other specific duties and responsibilities include: annually reviewing and approving corporate goals and objectives relevant to CEO compensation; evaluating the CEO’s performance in light of those goals and objectives, and recommending to our Board the CEO’s compensation levels based on this evaluation; and producing the required annual report on executive compensation for inclusion in our proxy statement.

The Compensation and Management Development Committee has the resources and authority appropriate to discharge its responsibilities, including the authority to retain consultants or experts to advise the Committee.

The report of the Compensation and Management Development Committee is contained on page 22. The charter of the Compensation and Management Development Committee is attached to this Proxy Statement as Annex C.

Committee on Directors and Corporate Governance

The Committee on Directors and Corporate Governance is primarily responsible for identifying individuals qualified to become Board members; recommending that our Board select the director nominees for the next annual meeting of stockholders; and overseeing our Board’s annual evaluation of its performance. The Committee on Directors and Corporate Governance is also responsible for identifying best practices and developing and recommending to our Board a set of corporate governance guidelines applicable to the company and for periodically reviewing such guidelines. Other specific duties and responsibilities include: reviewing and recommending annually to our Board of Directors the compensation of non-employee directors; considering questions of potential conflicts of interest of directors and senior management; defining specific categorical standards for director independence, considering matters of corporate social responsibility and matters of significance in areas related to corporate public affairs and our employees and stockholders.

The Committee on Directors and Corporate Governance has the resources and authority appropriate to discharge its responsibilities, including the sole authority to retain, set compensation for, and terminate a search firm to be used to identify director candidates. In addition, the Committee has authority to obtain advice and assistance from other experts or consultants to advise the Committee. The charter of the Committee on Directors and Corporate Governance is attached to this Proxy Statement as Annex D.

Executive Committee

The Executive Committee is appointed by our Board of Directors and generally acts during the intervals between the meetings of the entire Board. The Executive Committee may exercise all of the powers of the entire Board in the management of the business and affairs of Bristol-Myers Squibb, except for specific powers that are reserved for the entire Board as set forth in our Bylaws.

Director Qualifications

Our corporate governance guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board should be persons of diverse backgrounds with broad experience in areas important to the operation of the company such as business, science, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and ability to work with others. Each director must represent the interests of our stockholders.

Identification and Selection of Nominees for our Board

The Committee on Directors and Corporate Governance periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for director. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, professional search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman of the Board, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. Additional information relevant to the qualifications of prospective nominees may be requested from third party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman of the Board and other directors. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

In 2004, the Committee on Directors and Corporate Governance retained a third-party search firm to identify candidates for director. The third-party search firm identified Mr. James M. Cornelius, among other potential candidates. Mr. Allen and Mr. Dolan interviewed Mr. Cornelius and reported back to the Committee on Directors and Corporate Governance. The Committee on Directors and Corporate Governance then recommended Mr. Cornelius as a nominee for director to the full Board.

Stockholder Nominations for Director

The Committee on Directors and Corporate Governance considers stockholder recommendations of nominees for election to our Board of Directors if they are accompanied by a comprehensive written resume of the recommended nominee’s business experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

Executive Sessions and Presiding Director

In 2004, our independent directors met in Executive Session four times to discuss such topics as our independent directors determined, including the evaluation of the performance of the Chief

Executive Officer. Mr. Allen, as Chair of the Committee on Directors and Corporate Governance, presided over these sessions.

Communications with our Board of Directors

The Committee on Directors and Corporate Governance has created a process by which stockholders may communicate directly with our independent directors. Any stockholder wishing to contact an independent director may do so in writing by sending a letter to:

[Name of Director]

c/o Secretary

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary reviews all correspondence and regularly forwards to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of our Board or its committees, or that our Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

Our Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the chief executive officer, chief financial officer and controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the chief executive officer, the chief financial officer, the controller, the treasurer and the heads of major business units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Standards of Business Conduct and Ethics, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com. We intend to post any amendments to or waivers from its Code of Ethics for Senior Financial Officers on our website.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines (including the categorical standards of director independence), Board committee charters, Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Code of Conduct and Ethics for Directors are available on our corporate governance webpage at www.bms.com and are available to any stockholder who requests them by writing to: Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

In 2004, our independent directors received an annual retainer of $45,000. We require that 25% of the retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until certain ownership guidelines are attained. Independent directors received an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Chairs of the Audit Committee, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance received an annual fee of $10,000.

An independent director may elect to defer payment of all or part of the compensation received as a director under our company’s 1987 Deferred Compensation Plan for Non-Employee Directors. Deferred funds may be credited to a 3-month United States Treasury bill equivalent fund, a fund based on the return on the company’s invested cash or a fund based on the return on our common stock or to two or three of the funds. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

All independent directors received an annual award of 2,000 deferred common share units, the value of which is determined by the value of our common stock. Our Retirement Plan for Non-Employee Directors was terminated in 1996. Benefits existing under the Plan were vested as of that time for all directors who had served on the Board as of that date. Under our 2000 Non-Employee Directors’ Stock Option Plan, each independent director received on the date of the 2004 Annual Meeting, an option to purchase 2,500 shares of our common stock, provided the director was elected to the Board of Directors on the date of the Annual Meeting or had previously been elected to the Board of Directors for a term extending beyond such Annual Meeting. The price of the option was the fair market price of our common stock on the date the option was granted. Each option becomes exercisable in four equal installments commencing on the earlier of the first anniversary of the date of the grant or the date of the next Annual Meeting and continuing similarly for the three years thereafter. The options also become fully exercisable upon retirement from the Board after one year of service following the grant date. In 2004, options for a total of 22,500 shares were granted under the plan, consisting of options for 2,500 shares granted to each of the nine independent directors.

The Directors’ Charitable Contribution Program is part of our overall program of charitable contributions in which all current directors participate. The Program is partially funded by life insurance policies purchased by our company on individual members and retired members of the Board of Directors. In 2004, we paid a total of $61,454 in premiums on policies covering five current directors and certain retired directors. The policies provide for a $1 million death benefit for each director covered. Upon the death of a director, Bristol-Myers Squibb donates one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation, Inc. for distribution according to the Foundation’s program for charitable contributions to medical research, health-related and community service organizations, educational institutions and education-related programs and cultural and civic activities. Individual directors derive no financial benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrue solely to Bristol-Myers Squibb.

Each year the Committee on Directors and Corporate Governance reviews our directors’ compensation practices and compares them against the practices of our peer group companies and the largest U.S. companies in market capitalization. The Committee believes the total director compensation package we offer continues to be competitive with the compensation offered by other companies, and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors is currently divided into two classes. At the 2003 Annual Meeting, our stockholders voted to gradually declassify our Board of Directors, such that at the 2006 Annual Meeting all elected directors will serve for a one-year term. Our Board of Directors has nominated seven current directors, Vance D. Coffman, James M. Cornelius, Peter R. Dolan, Ellen V. Futter, Louis V. Gerstner, Jr., Leif Johansson and Louis W. Sullivan, M.D. to serve as directors of Bristol-Myers Squibb for a one-year term expiring at the 2006 Annual Meeting. After the election of seven directors at the Annual Meeting, the Board of Directors will be composed of eleven directors, including four continuing directors whose terms extend beyond the Annual Meeting. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

Listed below is certain biographical information of each of the nominees for election followed by information for directors whose terms extend beyond this Annual Meeting, including his or her principal occupation and other business affiliations.

Nominees for Directors for a Term Expiring in 2006

Director since 1998

VANCE D. COFFMAN

Chairman and Retired Chief Executive Officer since 1998 of Lockheed Martin Corporation, a high technology aerospace and defense company. He is a Director of the 3M Company, Deere & Company, the United Negro College Fund and The Atlantic Council of the United States. He is a Member of the President’s National Security Telecommunications Advisory Committee, the National Academy of Engineering and the Security Affairs Support Association as well as a Fellow in the American Institute of Aeronautics and Astronautics and the American Astronautical Society. He is also a Member of the Aerospace Industries Association, Inc., The Business Roundtable, The Business Council, the U.S. Chamber of Commerce and Council on Foreign Relations. Board Committees: Audit Committee (Chair) and Compensation and Management Development Committee. Age 60.

Director since 2005

JAMES M. CORNELIUS

Non-executive Chairman of the Board of Directors of Guidant Corporation, a U.S. cardiac and vascular medical device company, since 2000. From 1995 until 2000, Mr. Cornelius served as the Senior Executive and Chairman of Guidant Corporation. From 1983 to 1994, Mr. Cornelius was a Director, a member of the Executive Committee and Chief Financial Officer of Eli Lilly and Company. Mr. Cornelius is a Director of The Chubb Corporation, The DIRECTV Group, Inc. and Given Imaging, Ltd. He is a Managing Partner at Twilight Ventures Partners and a Board member of Leerink Swann & Company and a Member of The National Bank of Indianapolis. He serves as Board Trustee and Treasurer of the Indianapolis Museum of Art. Board Committee: Audit. Age 61.

Director since 2000

PETER R. DOLAN

Chairman of the Board and Chief Executive Officer of our company. Mr. Dolan was elected Chairman of the Board in September 2001. He was elected President of our company in 2000 and Chief Executive Officer in May 2001. Mr. Dolan is a Director of the American Express Company, and is the 2005 Chairman Elect of the Pharmaceutical Research and Manufacturers Association (PhRMA). He is a member of the Board of the National Center on Addiction and Substance Abuse, the Steering Committee for C-Change, Board of Overseers for the Amos Tuck School of Business at Dartmouth, and the Board of Trustees at Tufts University. He belongs to The Business Council and The Business Roundtable. Board Committee: Executive Committee (Chair). Age 49.

Director since 1990

ELLEN V. FUTTER

President of the American Museum of Natural History since 1993. President of Barnard College from 1981 to 1993. Ms. Futter is a Director of J.P. Morgan Chase & Co., American International Group, Inc., Consolidated Edison, Inc., and Memorial Sloan-Kettering Cancer Center as well as a Trustee of the American Museum of Natural History. She is a Member of the Council on Foreign Relations, a Fellow of the American Academy of Arts and Sciences and a Director of NYC & Company. Ms. Futter is also a Member of the Advisory Board of Yale School of Management. Board Committee: Committee on Directors and Corporate Governance. Age 55.

Director since 1989 Director of Squibb Corporation from 1986 to 1989

LOUIS V. GERSTNER, JR.

Chairman of the Board of IBM Corporation from 1993 to 2002. He served as Chief Executive Officer of IBM from 1993 until March 2002. Mr. Gerstner has been Chairman of The Carlyle Group since January 2003. He is Vice Chairman of the Board of Memorial Sloan-Kettering Cancer Center, a Director of Bessemer Securities Corporation and Bessemer Securities Limited, the Council on Foreign Relations and a Member of the National Academy of Engineering and The Business Council. He is a Trustee of the American Museum of Natural History, a Fellow of the American Academy of Arts and Sciences and the America-China Forum. Board Committees: Committee on Directors and Corporate Governance and Executive Committee. Age 63.

Director since 1998

LEIF JOHANSSON

President of AB Volvo, an automotive company and Chief Executive Officer of the Volvo Group since 1997. He is Chairman of the Board of ACEA, Commercial Vehicles as well as Director of The Confederation of Swedish Enterprise, Royal Swedish Academy of Engineering Sciences, the Association of Swedish Engineering Industries and the Association des Constructeurs Europeens d’ Automobiles. He is also a Member of the European Business Roundtable of Industrialists. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 53.

Director since 1993

LOUIS W. SULLIVAN, M.D.

President of the Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the United States Department of Health and Human Services. Dr. Sullivan is a Director of 3-M Corporation, Georgia-Pacific Corporation, CIGNA Corporation, United Therapeutics Corporation, Equifax Inc., BioSante Pharmaceuticals, Inhibitex, Inc., and Henry Schein, Inc. Dr. Sullivan has committed to reduce the number of public company boards on which he serves to six or fewer by the end of May 2006. He is a Founder and Chairman of Medical Education for South African Blacks, Inc. and a Trustee of Morehouse School of Medicine and Africare as well as a Director of the National Center on Addiction and Substance Abuse at Columbia University. Board Committees: Audit Committee and Compensation and Management Development Committee. Age 71.

Directors whose terms expire in 2006

Director since 1986

ROBERT E. ALLEN

Chairman and Chief Executive Officer from 1988 to 1997 of AT&T, a communications and information services company. Mr. Allen is a director of PepsiCo, Inc. He is also a Member of The Business Council, a Trustee of The Mayo Foundation and Trustee Emeritus of Wabash College. Board Committees: Audit Committee, Committee on Directors and Corporate Governance (Chair) and Executive Committee. Age 70.

Director since 1998

LEWIS B. CAMPBELL

Chairman, President and Chief Executive Officer since February 1999 of Textron Inc., a multi-industry company serving the aircraft, fastening systems, industrial products and components and financial industries. Mr. Campbell is a Director of Dow Jones & Company. Mr. Campbell is a member of the G 100 Group, The Business Council, The Business Roundtable and the Defense Industry Initiative Steering Committee as well as a Member of the Board of Advisors of the Duke University Fuqua School of Business. Board Committees: Audit Committee, Committee on Directors and Corporate Governance and Compensation and Management Development Committee. Age 58.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a Director of Waters Corporation and NDCHealth Corporation. She is a Fellow of the American Academy of Arts and Sciences and a Member of the National Academy of Sciences and the Institutes of Medicine of the National Academy of Sciences and the Irvington Institute Fellowship Committee. Board Committees: Audit Committee and Committee on Directors and Corporate Governance. Age 53.

Director since 1976

JAMES D. ROBINSON III

Co-founder and General Partner of RRE Ventures, a private information technology venture investment firm, since 1994. He has served as President and sole stockholder of J. D. Robinson, Inc., a strategic consulting company, since 1993. He previously served as Chairman and Chief Executive Officer of American Express Company, a financial services company, from 1977 to 1993. Mr. Robinson is a Director of Novell, Inc., The Coca-Cola Company and First Data Corporation. Mr. Robinson is a Member of The Business Council, the Council on Foreign Relations and the Committee for Economic Development. He is Honorary Chairman of Memorial Sloan-Kettering Cancer Center and an Honorary Trustee of The Brookings Institution. Board Committees: Compensation and Management Development Committee (Chair), Committee on Directors and Corporate Governance and Executive Committee. Age 69.

COMPENSATION AND BENEFITS

Our compensation and benefits programs are designed to enable us to attract, retain and motivate the best possible employees to operate and manage our company at all levels.

In general, all U.S.-based employees receive a base salary, participate in an annual incentive plan, a company-supported savings plan and a company-funded pension plan and are provided with medical and other welfare benefits coverage. Employees outside of the U.S. are similarly covered by comprehensive compensation and benefits programs that are consistent with applicable local laws and regulations.

In addition, we maintain specific executive compensation programs designed to provide incentives to reward and retain outstanding executives who bear the responsibility for achieving the challenging business objectives necessary to assure our growth position in the highly complex and competitive pharmaceutical and healthcare industries in which we operate. Our executive compensation programs are based upon a pay-for-performance philosophy to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance, gains in productivity and contributions to our growth and success.

In addition to performance against financial, operational and strategic objectives and total stockholder return, which are the key determinants of incentive payments under our executive compensation programs, the successful Bristol-Myers Squibb (BMS) executive must also perform effectively in many areas that are not measured specifically by financial or operational results. Performance is also assessed against our Standards of Business Conduct and Ethics reflecting social values, environmental stewardship and the expectations of our key constituencies, including our employees and stockholders, the consumers of our products, suppliers and customers, the communities in which we operate and the countries where we do business. Executives must fully meet our Standards of Business Conduct and Ethics as a prerequisite to receiving any incentive payments. The Bristol-Myers Squibb Pledge (Pledge) clearly defines the values and behaviors that are expected of each of our employees, and the performance of our executives is appraised in this regard. Executives are evaluated pursuant to the company’s performance management system whereby executives are given two ratings, one for results and one for behaviors. The results rating represents the executive’s performance against specific financial and operational goals established at the beginning of the year and consistent with our strategy. The behaviors rating measures how well the executive demonstrates the core BMS behaviors consistent with our company’s Mission and Pledge. These ratings are key factors in determining the size of an executive’s merit increase, bonus and equity awards.

Executive Officer Compensation

The following tables and notes present the compensation provided to Mr. Peter R. Dolan, Chairman and Chief Executive Officer, as well as the five other most highly compensated executive officers, for services rendered to our company in 2002, 2003 and 2004.

Summary Compensation Table

					Long Term Compensation
	Annual Compensation			Awards		Payouts
Name/Title Year	Salary $(1)	Bonus $	Other Annual Compensation(2) $	Restricted Stock Awards(3) $	Securities Underlying Options/SARs #	Long Term Incentive Payouts $		All Other Compen- sation(4) $
P.R. Dolan
Chairman and CEO
2004	$1,255,961	$2,125,000	$99,999	$2,491,432	500,500	—	(8)	$56,518
2003	$1,100,000	$2,125,000	—	$2,644,000	550,000	—	(9)	$49,500
2002	$1,100,000	—	—	—	500,000	—	(10)	$49,500

A.R.J. Bonfield(5)
SVP and Chief Financial Officer
2004	$774,858	$673,264	$56,220	$531,159	113,333	—	(8)	$34,869
2003	$725,000	$554,495	$1,573,980	$925,400	150,000	—	(9)	$25,096
2002	$181,250	$507,500	—	$2,445,000	200,000	—	(10)	—

D.J. Hayden, Jr.
EVP and President Americas
2004	$705,817	$718,757	—	$515,524	110,000	—	(8)	$31,762
2003	$660,875	$648,801	—	$1,322,000	165,000	—	(9)	$29,739
2002	$653,535	—	—	—	125,000	—	(10)	$29,409

J.L. McGoldrick
EVP and General Counsel
2004	$768,960	$609,045	$74,413	$400,710	85,500	—	(8)	$34,603
2003	$719,996	$505,045	—	$661,000	135,000	—	(9)	$32,400
2002	$712,000	—	—	—	90,000	—	(10)	$32,040

E. Sigal, M.D., Ph.D.(6)
President, Pharmaceutical Research Institute and CSO
2004	$558,426	$393,844	$51,419	$226,535	48,333	—	(8)	$25,129
2003	$481,668	$289,220	—	$661,000	68,000	—	(9)	$21,675
2002	$435,181	$63,540	—	$630,250	65,000	—	(10)	$19,583

J.B.D. Palmer, M.D.(7)
Former President, Pharmaceutical Research Institute and CSO
2004	$613,738	$705,372	$107,582	$531,159	113,333	—	(8)	—
2003	$700,000	$616,322	$348,657	$925,400	135,000	—	(9)	—
2002	$26,923	$490,000	—	$3,303,750	250,000	—	(10)	—

(1)	The numbers in this column reflect 2004 W-2 earnings which include a two-week pay period covering 2003 paid on January 2, 2004. Actual salaries earned for 2004 were as follows: Mr. Dolan—$1,213,654; Mr. Bonfield—$746,973; Mr. Hayden—$679,676; Mr. McGoldrick—$740,480, Dr. Sigal—$539,243 and Dr. Palmer—$586,815.

(2)

For 2004, other Annual Compensation for the named executive officers was in the form of perquisites. Perquisites, including personal air travel, are calculated based on the aggregate incremental cost to the company of providing the benefit. For 2004, these perquisites included the following: Mr. Dolan ($76,625 for personal use of company aircraft). For security reasons, Mr. Dolan is required to use the company aircraft for all air travel; Mr. Bonfield ($39,147 for personal use of company aircraft); Mr. McGoldrick ($49,763 for personal use of company aircraft); Dr. Sigal ($30,950 for personal use of company aircraft) and Dr. Palmer ($41,659 for relocation assistance for his family, $19,067 for tax gross-ups related to the relocation and $31,575 for personal use of company aircraft). For 2003, these included the following: Mr. Bonfield, $1,529,248 relates to costs the company incurred in relocating Mr. Bonfield from the United Kingdom. We paid these costs to our third party relocation vendor for the sale of Mr. Bonfield’s home. We received a refund from the third party vendor of $200,000 in 2004, reducing the 2003 relocation costs to $1,373,980. For Dr. Palmer, the cost includes $138,671 for his relocation from North Carolina, $120,424 for tax gross up, and $80,608 for commercial air travel to and from his home in North Carolina prior to his relocation.

(3)	On March 2, 2004 each of these executives received the following grants with a closing value on the day of grant of $28.12: Mr. Dolan (88,600), Mr. Bonfield (18,889), Mr. Hayden (18,333), Mr. McGoldrick (14,250), Dr. Sigal (8,056) and Dr. Palmer (18,889). These shares will vest one-third per year on the third, fourth, and fifth anniversary dates of the grant. The number and market value of all shares of unvested restricted stock held by each of these executives as of December 31, 2004 (based upon the closing market value stock price of $25.62) was: Mr. Dolan 293,765 and $7,526,259; Mr. Bonfield 153,889 and $3,942,636; Mr. Hayden 85,861 and $2,199,759; Mr. McGoldrick 69,250 and $1,774,185 and Dr. Sigal 92,521 and $2,370,388. Regular dividends were paid on these shares in 2004 in the following amounts: Mr. Dolan—$304,208, Mr. Bonfield—$167,067, Mr. Hayden—$110,662, Mr. McGoldrick—$62,370 and Dr. Sigal—$104,607.

(4)	Consists of matching contributions to the Savings and Investment Program (SIP) and the Benefits Equalization Plan for the SIP for 2004 as follows: Mr. Dolan ($6,254.25 and $50,264.02); Mr. Bonfield ($9,225.01 and $25,643.60); Mr. Hayden ($8,999.99 and $22,761.73); Mr. McGoldrick ($9,000.00 and $25,603.20) and Dr. Sigal ($9,225.00 and $15,904.18).

(5)	Mr. Bonfield was appointed Senior Vice President and Chief Financial Officer on September 23, 2002.

(6)	Dr. Sigal was appointed Chief Scientific Officer and President, Pharmaceutical Research Institute on October 28, 2004.

(7)	Dr. Palmer was appointed President, Pharmaceutical Research Institute and Chief Scientific Officer on December 1, 2002. Dr. Palmer passed away on October 26, 2004. Upon his death, his estate received accelerated vesting for all of his outstanding options held at least one year (385,000 shares) with an exercise period equal to the remaining term of the option. His estate also received accelerated vesting on his outstanding restricted stock (178,889 shares) and full participation in outstanding long-term performance incentive awards (31,600 shares) which will be paid, if earned, at the end of the performance periods.

(8)	A Long-Term Performance award was granted in 2002 which covered the three-year performance period from 2002 through 2004. The award was based on earnings per share growth, sales growth and total shareholder return ranking versus peer companies. The threshold targets were not met resulting in no payout.

(9)	A Long-Term Performance award was granted in 2001 which covered the three-year performance period from 2001 through 2003. The award was based on earnings per share growth, sales growth and total shareholder return ranking versus peer companies. The threshold targets were not met resulting in no payout.

(10)	In 2000, stock option awards were granted in lieu of Long-Term Performance Awards for the 2000-2002 cycle. The exercise price of these options was $61.09.

Option/SAR Grants in the Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(1) #	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Or Base Price(2) ($/Sh)	Expiration Date	Grant Date Present Value(3) $
P.R. Dolan	500,500	2.5%	$28.11	March 1, 2014	$2,767,769
A.R.J. Bonfield	113,333	0.6%	$28.11	March 1, 2014	$626,732
D.J. Hayden, Jr.	110,000	0.6%	$28.11	March 1, 2014	$608,301
J.L. McGoldrick	85,500	0.4%	$28.11	March 1, 2014	$472,816
E. Sigal, M.D., Ph.D.	48,333	0.2%	$28.11	March 1, 2014	$267,282
J.B.D. Palmer, M.D.(4)	113,333	0.6%	$28.11	March 1, 2014	$626,732
All Optionees(5)	19,968,769		$27.88	Various Dates, 2014	$118,414,800

(1)	Individual grants become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date. At age 60, all outstanding option grants held more than one year from date of grant fully vest. This provision applies to all BMS employees including those holding options under Teamshare, our broad based global stock option plan. The purpose is to allow employees to diversify holdings in preparation for retirement. For executives, the share retention guidelines described on page 25 still apply.

(2)	All options were granted at 100% of Fair Market Value as of the date of the grant.

(3)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. There is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of our company’s stock price. The Black-Scholes Ratio of .1967 was determined using the following assumptions: a volatility of 29.97%, an average dividend yield of 4.43%, a risk free interest rate of 3.49%, a 7 year option term and a 3% annual risk of forfeiture.

(4)	Upon Dr. Palmer’s death, this grant was forfeited as it was not held for one year as required by the Plan.

(5)	Information includes TeamShare grants. Exercise price shown is the weighted average of all grants. Actual exercise prices ranged from $23.04 to $29.27, reflecting the Fair Market Value of the stock on the date of the option grants.

Aggregated Option/SAR Exercises in the Last Fiscal Year

and Fiscal Year-End Option/SAR Values(1)

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Annualized Value Realized(2) ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised “In The Money” Options/SARs At Fiscal Year-End ($)(3)
				Exercisable	Unexercisable	Exercisable	Unexercisable
P.R. Dolan	0	$0	$0	978,000	1,644,130	$452,270	$1,018,875
A.R.J. Bonfield	0	$0	$0	137,500	325,833	$235,125	$420,375
D.J. Hayden, Jr.	0	$0	$0	583,826	535,502	$368,143	$305,663
J.L. McGoldrick	63,099	$878,445	$91,048	999,013	301,089	$2,319,807	$0
E. Sigal, M.D., Ph.D.	0	$0	$0	156,888	169,834	$41,990	$125,970
J.B.D. Palmer, M.D.(4)	0	$0	$0	385,000	0	$333,450	$0

(1)	All options were granted at 100% of Fair Market Value. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have our company withhold shares otherwise issuable under the option with a Fair Market Value equal to such obligations subject to statutory and regulatory requirements.

(2)	Reflects the average annual value realized over the time period between grant and exercise.

(3)	Calculated based upon the December 31, 2004 Fair Market Value share price of $25.61.

(4)	Shares are held by the Estate of J.B.D. Palmer, M.D.

Long-Term Incentive Plan Awards in the Last Fiscal Year

Name	Number of Shares Awarded (1)	Other Period Until Maturation or Payout	Estimated Future Payouts Under Long-Term Incentive Plan(2)
			Threshold	Target	Maximum
P.R. Dolan	124,000	Three-Year Period Ending in 2006	47,430	124,000	313,720
A.R.J. Bonfield	15,800	Three-Year Period Ending in 2006	6,044	15,800	39,974
D.J. Hayden, Jr.	17,500	Three-Year Period Ending in 2006	6,694	17,500	44,275
J.L. McGoldrick	15,800	Three-Year Period Ending in 2006	6,044	15,800	39,974
E. Sigal, M.D., Ph.D.	6,800	Three-Year Period Ending in 2006	2,601	6,800	17,204
J.B.D. Palmer, M.D.	15,800	Three-Year Period Ending in 2006	6,044	15,800	39,974

(1)	The number of shares represents the award amounts payable in the beginning of 2007 if earned for the fiscal years 2004-2006.

(2)	Target payouts under the Long-Term Incentive Plan will be based one-half on a cumulative sales target and one-half on cumulative earnings per share over the three-year period with Total Shareholder Return versus the peer group companies being used as a multiplier. Threshold, target and maximum payouts are expressed as a number of shares. Target awards will be paid only if the sales and earnings per share targets are achieved and total stockholder return is at the median of the proxy peer group of companies. Threshold performance will result in a payout of 38% of target. Performance below threshold level will result in no payout. Maximum performance will result in a payout of 253% of target. Performance above the maximum level will result in the maximum payout as shown above.

Compensation and Management Development Committee Report on Executive Compensation

We, the Compensation and Management Development Committee, are responsible for administering the compensation program for executive officers and certain other senior management of the company. The Board of Directors has determined that each of us meets the definition of independence under the company’s corporate governance guidelines. We are neither current employees nor former employees of the company nor are we eligible to participate in any of the company’s executive compensation programs. Additionally, we qualify as outside directors for purposes of administering compensation programs to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code and further qualify as non-employee directors for purposes of Rule16b-3 under the Securities Exchange Act of 1934.

Bristol-Myers Squibb’s executive compensation program is based upon a pay-for-performance philosophy. In implementing this philosophy, we consider performance against financial objectives, total stockholder return, and operational objectives consistent with the company’s strategy. We also consider the executive’s demonstration of the values and behaviors defined in the Bristol-Myers Squibb Pledge. We seek an executive compensation policy that is transparent to our stockholders and in alignment with our stockholders’ best interests. We review all elements of compensation both separately and in the aggregate to ensure that the amount of compensation is within appropriate competitive parameters and the program design encourages the creation of long-term stockholder value.

Under our company’s program, an executive’s direct compensation consists of three primary components: base salary, annual incentive (bonus) payment and long-term incentives (which may include cash-based awards, stock-based awards and/or stock options), with the greatest emphasis being placed on long-term incentives to align with long-term stockholder value. In addition, each executive participates in a company funded pension plan, a company supported savings plan, and is provided with health and welfare coverage and certain perquisites as disclosed in the Summary Compensation Table.

A goal of our company’s executive compensation program is to provide overall compensation, when targeted levels of performance are achieved, which is at the median of pay practices of a peer group of eleven large industry competitors. The corporations that comprised the peer group for 2004 were Abbott Laboratories, AstraZeneca, Aventis, Eli Lilly and Company, Glaxo SmithKline, Johnson & Johnson, Merck & Co., Inc., Novartis AG, Pfizer, Inc., Schering-Plough Corporation and Wyeth. Our executive compensation program is designed to provide value to the executive based on the extent to which individual performance, company performance versus budgeted financial targets, company longer-term financial performance and total return to stockholders (including share price appreciation and reinvested dividends) meet, exceed or fall short of expectations. Under this program design, incentive payments can exceed target levels only if expectations are exceeded. We believe that the program we have adopted, with its emphasis on long-term compensation, serves to focus the efforts of the company’s executives on the attainment of sustained long-term growth and profitability for the benefit of the company and its long-term stockholders.

At the time we make executive compensation decisions, we review individual performance and company performance versus that of the peer companies. In March, when 2004 compensation decisions were made regarding merit increases, target annual incentives, stock option and restricted stock grants and target long-term plan awards, we also reviewed detailed data concerning the levels of executive pay among the peer group of companies as well as against certain large general industry companies. This data included analyses provided by our independent compensation consultant, Mercer Human Resource Consulting.

We also believe that the performance management system (newly instituted in 2003) assists in ensuring that each executive’s financial and operational objectives are aligned with our company’s strategy and that each executive’s compensation awards are appropriately linked to the impact that executive has on driving our strategy forward. Bristol-Myers Squibb employs a performance management system whereby each executive is rated on their performance against financial and operational objectives consistent with our strategy as well as whether the executive demonstrates behaviors consistent with our Pledge. These ratings are key determinants of the amount of an individual executive’s merit increase, annual incentive, and stock option and restricted stock awards.

The following explains our considerations in setting the individual components of direct compensation for 2004.

Base Salary—An executive’s base salary is determined by an assessment of her/his sustained performance against her/his individual job responsibilities including, where appropriate, the impact of such performance on the business results of the company, current salary in relation to the salary range designated for the job, experience and mastery, potential for advancement and the executive’s demonstration of the values and behaviors outlined in the Bristol-Myers Squibb Pledge. In addition, the results and behaviors ratings under the performance management system are key determinants of the size of the executive’s merit increase, if any.

Annual Incentives—Payments under our company’s annual incentive plan, the Performance Incentive Plan, are tied to our company’s level of achievement of annual operating pretax earnings targets, thereby establishing a direct link between executive pay and company financial performance. Annual operating pretax earnings goals for the overall company and each operating group are based upon the budgets for our company as reviewed by the Board of Directors. An individual executive’s annual incentive opportunity is a percentage of her/his salary determined by the executive’s job level. If annual pretax earnings targets fall below threshold, no payments will be made. We also consider each executive’s performance against her/his financial and operational objectives established at the beginning of the year as well as demonstration of behaviors consistent with our Pledge in determining each executive’s individual bonus.

For 2004 awards, operating pretax earnings targets were established at levels that the Board believed reflected the reasonable expectations management had for the performance of the business. As a whole, our company exceeded its pretax earnings goal, resulting in overall incentive payments to executives which were above target. We also reviewed each executive’s individual performance ratings on both results and behaviors to ensure that individual bonuses paid were in alignment with each executive’s performance in carrying out our company’s strategy.

Long-Term Incentives—In consultation with Mercer Human Resource Consulting, we revised the executive long-term incentive program for 2004.

2004 Design

In 2004, we reduced the number of stock options awarded to executives, while still maintaining them as an important component of the long-term incentive program, and introduced restricted stock, with back-weighted vesting (i.e., vesting 1/3 per year in years 3, 4 and 5), as part of our annual program while continuing the move made in 2003 to place greater emphasis on the Long-Term Performance Award Plan.

Stock Options: Stock option value represents approximately 35%-45% of the 2004 long-term program design compared to 75% of the 2003 design. The options will vest 25% per year over four years.

Restricted Stock: Restricted stock value represents approximately 30% of the long-term program design for 2004. Restricted stock vests 1/3 per year in years 3, 4, and 5.

To further enhance the link between executive pay and the company’s performance against its business strategy, the size of each executive’s stock option and restricted stock award is determined in large part based on our assessment of the executive’s performance against objectives that drive our company’s business strategy and demonstration of behaviors consistent with our Pledge under the performance management system.

Long-Term Performance Award Plan: The Long-Term Performance Award Plan represents approximately 25%-40% of the 2004 long-term program design. This plan, which is delivered in the form of a target number of performance shares, has a three-year cycle. For 2004-2006, the awards are based 50% on EPS, 50% on sales, with the ultimate payout modified by the company’s total stockholder return versus the eleven companies in its proxy peer group. The targets established under this plan are stretch targets. If threshold targets are not met for the performance period, no payment will be made under the long-term performance award plan as was the case for the 2002-2004 and 2001-2003 performance periods.

We believe this shift to a more balanced mix of long-term incentives, with a greater emphasis on performance shares and other full-share awards, will better align the compensation of senior executives with the creation of long-term stockholder value.

2005 Design

The 2005 design for long-term incentives will be similar to the 2004 design with one important change. Beginning with the 2005 option grants, we have approved the use of performance-based exercise thresholds on annual option grants to proxy named officers and other senior executives. To satisfy the exercise threshold, Bristol-Myers Squibb stock would need to close at a price of at least 15% above the option grant price for seven (7) consecutive trading days. Although the options would vest according to the normal vesting schedule (currently 25% a year for four years), the executive may not exercise the options unless and until the exercise threshold is satisfied. For 2005 grants, to preserve favorable accounting, the exercise thresholds will lapse in years 9 and 10. Pursuant to the expensing of options, this would not be required in future years.

The use of these performance-based exercise thresholds, combined with the increased emphasis placed on the Long-Term Performance Award Plan in recent years, will assure that approximately 70% of senior executive long-term incentives are tied to specific performance criteria.

2002—2004 Long-Term Performance Award Plan Payout—2004 was the final year in a three-year performance cycle under the Long-Term Performance Award Plan, which began in 2002. The performance goals for the 2002-2004 performance cycle were equally weighted on earnings per share growth, sales growth, and relative total stockholder return compared to our company’s proxy peer group. The threshold level of performance required for a payout for the 2002-2004 performance cycle was not achieved, so no amounts were earned by executive officers for this performance cycle.

Clawback of Equity Awards—Our company maintains clawback provisions relating to stock option, restricted stock and long-term performance awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to our company’s interests will forfeit any outstanding awards as of the date such violation is discovered and will have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect the company’s intellectual property and human capital, and help ensure that executives act in the best interest of our company and its stockholders.

Clawback of Annual Incentive—Upon our recommendation, the Board adopted a policy, effective March 1, 2005, wherein the Board will seek reimbursement of bonuses paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, our company will seek to claw back the executive’s entire annual bonus for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our company’s website at www.bms.com.

Share Retention Guidelines—In order to preserve the linkage between the interests of executives and those of stockholders, executives are expected to use the shares obtained on the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish a significant level of direct ownership. Our company continues to maintain long-standing share ownership expectations for its executives to meet through the exercise of stock option awards. These share ownership guidelines are more stringent than most of our company’s peers. Under these guidelines, the Chief Executive Officer must retain shares with a value of 8 times his base salary prior to selling any of the net shares obtained upon exercise. The other named executive officers must retain shares with a value of 5 times their base salary prior to selling any of the net shares obtained upon exercise. Even after these ownership thresholds are satisfied, executives must retain 25% of all net shares obtained as a result of subsequent option exercises. These same share retention guidelines apply to restricted stock awards. The Chief Executive Officer and other named executive officers may not sell any of the net shares of stock obtained upon vesting until the ownership thresholds above are satisfied. Thereafter, the executive must still retain 25% of the net shares obtained when a restricted stock award vests. We believe these retention requirements are an important tool in aligning the interests of our company’s executives with the long-term interests of our company’s stockholders.

Policy Against Repricing Stock Options—We have always maintained a consistent policy against repricing stock options. We believe this is a critical element in maintaining the integrity of our equity compensation program and ensuring alignment of senior executives’ interests with the interests of our stockholders. Based on our recommendation, the Board of Directors adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on our company’s website at www.bms.com.

Policy regarding Stockholder Approval of Severance—Upon our recommendation, the Board approved effective March 1, 2005, a policy requiring stockholder approval for any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus bonus. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on our company’s website at www.bms.com.

CEO Compensation

The compensation for Mr. Dolan results from his participation in the same compensation programs as the other executives of Bristol-Myers Squibb. We applied the principles outlined above in establishing Mr. Dolan’s compensation, in the same manner as they were applied to the other executives. Mr. Dolan’s compensation is designed to provide direct compensation which approximates the median compensation for chief executive officers in the U.S. proxy peer group when targeted levels of performance are achieved.

We have also ensured Mr. Dolan’s compensation is heavily weighted towards long-term incentives which are directly linked to the creation of long-term stockholder value. In 2004, 10% of Mr. Dolan’s compensation was in the form of base salary, 18% was in the form of annual incentive and 72% was in the form of equity based incentives (comprised of stock options, restricted stock and target long-term performance awards).

After not receiving a salary increase for three years, Mr. Dolan received an increase to base salary in 2004 from $1,100,000 to $1,250,000. We made this adjustment in light of the fact that Mr. Dolan’s salary was well below competitive levels. Even with this adjustment, Mr. Dolan’s current salary is positioned in the bottom quartile of the chief executive officers in our company’s U.S. proxy peer group.

Mr. Dolan’s annual bonus payment for 2004 was $2,125,000 which is the same amount as his 2003 bonus payment. Mr. Dolan’s 2004 bonus represents 103% of target. The annual bonus is based on financial performance of the company and on the accomplishments of key objectives in positioning the company for the future. We considered a number of factors to determine Mr. Dolan’s bonus payment, which are summarized below:

Business and Financial Performance

•	Net sales from continuing operations increased 4% for the year, which was ahead of plan.

•	For the 81st year in a row, Bristol-Myers Squibb paid dividends to its stockholders, and for the fourth consecutive year, those dividend payments exceeded $2 billion.

•	Our company ended the year with more than $7 billion in cash, cash equivalents and marketable securities, compared to $5.5 billion at the beginning of the year.

•	Earnings per share, while exceeding internal targets, was lower than 2003 and total stockholder return was negative for the year.

•	In February 2004, Bristol-Myers Squibb launched ERBITUX® in the U.S for treatment of refractory colorectal cancer.

•	Our company launched two new medicines in Europe, REYATAZ® and ABILIFY®: Both have performed ahead of expectations in Europe, as well as in the U.S., where they were introduced earlier.

•	Several of our company’s key in-line pharmaceuticals realized robust growth in the year.

•	Our company’s health care businesses—Mead Johnson Nutritionals, ConvaTec and Medical Imaging delivered solid growth and exceeded their plans.

Pipeline Achievements

•	As of the close of 2004, Bristol-Myers Squibb had nine compounds in full development, including three that are now in the regulatory approval process.

•	Our company entered into a global co-development and co-commercialization agreement with Merck & Co., Inc. for muraglitazar.

•	Twelve supplemental approvals for in-line products were achieved and regulatory submissions were made for seven more supplemental approvals.

•	Five licensing agreements were achieved in 2004.

Execution of our Company Strategy

•	As a result of new product launches, pipeline achievements and licensing efforts, Bristol-Myers Squibb now has an established and growing—or potentially significant—presence in nearly all of its 10 disease areas of focus. These 10—cancer, HIV/AIDS, affective (psychiatric) disorders, atherosclerosis/thrombosis, diabetes, hepatitis, rheumatoid arthritis, solid organ transplantation, obesity and Alzheimer’s Disease—represent areas of significant medical need.

•	Our company strengthened its specialty sales forces in oncology, HIV and neuroscience and restructured its primary care sales force to sharpen its focus on the cardiovascular and diabetes areas.

•	Investment in research and development increased 12%, with much of the additional support targeted to the late-stage pipeline.

•	Our company made several important development and manufacturing investments in the area of biologics.

•	Our company successfully contained costs and improved efficiencies by consolidating information management, pharmaceutical development and global medical affairs, and by rationalizing manufacturing operations.

Corporate Citizenship

•	Our company and the Bristol-Myers Squibb Foundation announced the establishment of two new pediatric AIDS clinics in Lesotho and Swaziland as part of the company’s pioneering $120 million SECURE THE FUTURE initiative to address the HIV/AIDS pandemic in southern and West Africa. These clinics are modeled on a similar center that opened in 2003 in Botswana, also with SECURE THE FUTURE funding, that is now one of the largest pediatric AIDS facilities in the world.

•	Our company provided free medicines to more than 1 million people in the U.S. in 2004 under its Access programs.

Effective March 2, 2004, Mr. Dolan received an option award of 500,500 shares and a restricted stock award of 88,600 shares. The option award has an exercise price of $28.11 and a Black-Scholes value at grant of $2,767,769. The restricted stock award had a value at grant of $2,491,432. Overall the value of these awards was consistent with the value of his 2003 option and restricted stock awards, with the option value as slightly higher and the restricted stock value as slightly lower. It was our desire to maintain the approximate value of Mr. Dolan’s 2004 option and restricted stock awards at 2003 levels while increasing the long-term performance shares as described below.

Mr. Dolan participates in our company’s long-term incentive plan. As with other executives, Mr. Dolan did not receive a payout on the 2002-2004 plan, as the goals necessary for payment were not met. The measures for the 2002-2004 plan were equally weighted as follows: one-third earnings per share growth, one-third sales growth, and one-third relative total stockholder return compared to the company’s proxy peer group. For the 2004-2006 plan, we set a target of 124,000 performance shares which is an increase over the 2003 target. We determined this increase was appropriate based on our review of a report of Mr. Dolan’s total direct compensation prepared by Mercer Human Resource Consulting that showed his compensation was significantly below the median of the peer group companies.

It was also our desire to place a greater portion of total long-term compensation in the form of performance shares. This award, which represents 40% of Mr. Dolan’s long-term incentive opportunity for 2004, is completely performance based. If performance targets are not achieved, the 2004-2006 award will not pay out. The goals for this plan are equally weighted 50% on cumulative EPS targets and 50% on cumulative sales targets, with the final payout modified between 85% and 115% based on the company’s relative total stockholder return compared to its proxy peer group. Mr. Dolan will only receive the targeted number of shares if the company meets the cumulative earnings per share and sales targets approved by us and the company achieves total stockholder returns which place it at the median of its peer group for the three-year period. If, as was the case with the 2002-2004 plan, performance against objectives is below threshold, no performance shares will be distributed to Mr. Dolan.

Mercer’s Role

We retained an independent compensation consultant, Mercer Human Resource Consulting, beginning in October 2002. Mercer reports directly to us and has provided us with important assistance in evaluating our executive compensation policy and program and redesigning and enhancing elements of the program where appropriate. We continue to work with Mercer in carrying out our responsibilities of ensuring an executive compensation policy and program which is transparent to, and in the interests of, the company’s long-term stockholders.

Deductibility of Compensation over $1 Million

Section 162 (m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company’s CEO and four other most highly compensated executive officers serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we have taken the necessary actions to ensure the deductibility of payments under the annual incentive plan and with respect to stock options and performance shares granted under our plans, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. However, the payment of salary in excess of $1 million to Mr. Dolan, and certain taxable benefits and perquisites provided to him, resulted in non-deductible compensation for 2004. In addition, restricted stock granted under our plans generally does not qualify as “performance-based compensation” excluded from the deductibility cap under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation, including in the case of the CEO. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances we have and in the future will authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the company.

Compensation and Management Development Committee

James D. Robinson III, Chair

Lewis B. Campbell

Vance D. Coffman

Louis W. Sullivan, M.D.

Performance Graph

The following graph compares the performance of Bristol-Myers Squibb for the periods indicated with the performance of the Standard & Poor’s 500 Stock Index (S&P 500) and the average performance of a group consisting of our peer corporations on a line-of-business basis. As previously noted, the corporations making up our peer companies group are Abbott Laboratories, AstraZeneca, Aventis, Eli Lilly and Company, Glaxo SmithKline, Johnson & Johnson, Merck & Co., Inc., Novartis AG, Pfizer, Inc., Schering-Plough Corporation and Wyeth.

Total return indices reflect reinvested dividends and are weighted using beginning-period market capitalization for each of the reported time periods. We measure our performance for compensation purposes against the performance of this peer companies group. We measured our performance against this same group in the 2004 Proxy Statement.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

Assumes $100 invested on 12/31/99 in Bristol-Myers Squibb Common Stock, S&P 500 Index and Peer Companies Group Index. Values are as of December 31 of specified year assuming dividends are reinvested.

Ending of Year	1999	2000	2001	2002	2003	2004
Bristol-Myers Squibb	100	117.20	86.47	41.31	53.24	49.37
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
Peer Group	100	132.80	116.09	95.62	108.42	106.32

*	The above performance does not reflect the value a stockholder would have received had the stockholder retained the shares of Zimmer Holdings, Inc. (Zimmer) acquired as a result of the spin-off in 2001. If those shares had been retained, the value of $100 invested in Bristol-Myers Squibb on 12/31/99 would have been approximately $60 on 12/31/04 of which $10.63 represents the incremental value of Zimmer shares.

**	As stated previously, there was no payout on the 2002-2004 Long-Term Performance Award which was based in part on total stockholder return relative to the company’s proxy peer group.

Pension Benefits

The following table sets forth the aggregate annual benefit payable upon retirement at normal retirement age for each level of remuneration specified at the listed years of service.

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35	40
$ 500,000	$150,000	200,000	250,000	300,000	350,000	400,000
1,000,000	300,000	400,000	500,000	600,000	700,000	800,000
1,500,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000
2,000,000	600,000	800,000	1,000,000	1,200,000	1,400,000	1,600,000
2,500,000	750,000	1,000,000	1,250,000	1,500,000	1,750,000	2,000,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000	2,100,000	2,400,000
3,500,000	1,050,000	1,400,000	1,750,000	2,100,000	2,450,000	2,800,000
4,000,000	1,200,000	1,600,000	2,000,000	2,400,000	2,800,000	3,200,000
4,500,000	1,350,000	1,800,000	2,250,000	2,700,000	3,150,000	3,600,000
5,000,000	1,500,000	2,000,000	2,500,000	3,000,000	3,500,000	4,000,000

Pension benefits are determined by final average annual compensation (defined as the average of the highest consecutive 5 years in the last 10 years) where annual compensation is the sum of the amounts shown in the columns labeled Salary and Bonus in the Summary Compensation Table. The pension formula for executives is the same formula used for all employees. The Compensation and Management Development Committee reviews retirement benefits regularly to ensure they are in alignment with the Company’s needs and consistent with competitive standards. Benefit amounts shown are straight-life annuities before the deduction for Social Security benefits. The executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes: P.R. Dolan—17 years; A.R.J. Bonfield—2 years; D.J. Hayden, Jr.—24 years; J.L. McGoldrick—10 years; E. Sigal—7 years.

Change in Control Arrangements

We have entered into change-in-control agreements with certain executives, including the Chief Executive Officer and the other named executive officers. These agreements are intended to provide for continuity of management in the event of a change in control of our company. The original agreements were entered into in 1999 and were in effect through December 31, 2002, and had been automatically extended, beginning on January 1, 2003, in one-year increments. Effective January 1, 2005, we revised the agreements to ensure compliance with recent changes in the tax laws while maintaining the same benefits as provided under prior agreements. Prior to revising the agreements, the Compensation and Management Development Committee reviewed, in 2004, the benefits provided under these agreements to ensure they met our needs and were within competitive parameters with the assistance of its outside compensation consultant. The Committee will continue to conduct such reviews on a regular basis to ensure the agreements generally conform with applicable company policies and competitive practices. The current agreements will expire on December 31, 2005 and may be extended with revisions, as appropriate, beginning on January 1, 2006, in one-year increments unless either we or the executive gives prior notice of termination of the agreement or a change-in-control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period of not less than 36 months beyond the month in which such change in control occurred.

The agreements provide that executive officers could be entitled to certain severance benefits following a change in control of our company and termination of employment. Under each agreement, a change in control would include any of the following events: (i) any person, as defined in the Securities and Exchange Act of 1934, as amended, acquires ownership of 20% or more of our then outstanding common stock; (ii) a majority of our directors are replaced during a two-year period; or (iii) the stockholders approve a merger or consolidation of our company or approve a plan of complete liquidation of our company.

Upon the executive’s termination following a change in control, unless such termination is: (1) by the company for cause (as defined in the agreement); (2) by reason of death; or (3) by the executive without good reason (as defined in the agreement), the covered executive would be entitled to a lump sum severance payment equal to three times the sum of the executive’s base salary and target bonus under the Performance Incentive Plan. In addition, the executive would receive a payout of any unpaid incentive compensation which has been allocated or awarded to the executive for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to the executive for the current calendar year.

Further, all outstanding stock options granted to the executive officer would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement. All unvested matching contributions in the company Savings Plan would also vest. The executive officer would receive a cash amount for the additional benefit to which the executive officer would have been entitled had he or she been fully vested and credited three additional years of service and age for the purpose of calculating his or her tax-qualified and nonqualified pension benefits. Additionally, if the executive officer is under 55 years of age and/or has fewer than 10 years of service at the time of termination, he or she would receive payment of pension benefits in such form of distribution available under the pension plan, and otherwise would be treated under such pension plan as if the executive were 55 with at least ten years of service. For a three-year period after the date of termination, the executive officer would receive life and health insurance benefits and perquisites substantially similar to those that the executive is receiving immediately prior to the notice of termination. Thereafter, the executive officer will be eligible to participate in the company’s retiree medical and dental plans.

In the event that any payments made to an executive officer in connection with a change in control and termination of employment would be subject to excise tax as excess parachute payments by the Internal Revenue Code, Bristol-Myers Squibb will gross up the executive officer’s compensation to fully offset such excise taxes provided the payments exceed 110% of the maximum total payment which could be made without triggering the excise taxes. If the aggregate parachute payments exceed such maximum amount but do not exceed 110% of such maximum amount, then the parachute payments would be automatically reduced so that no portion of the parachute payments is subject to excise tax and no gross-up payment would be made.

In consideration for receiving one of these agreements, each executive officer signed a non-compete/non-solicitation and general release agreement.

Certain Relationships and Related Transactions

Our Bylaws provide that, to the extent permitted by law, our company shall indemnify current and former directors and officers for expenses incurred or paid as a result of certain claims brought against them, or to which they are a party or otherwise, by reason of their current or prior services for the company and its subsidiaries. Our Bylaws further allow the company to advance payment of such expenses prior to final disposition of a claim upon the condition that the director or officer undertake to repay any such advanced amounts to the company should it be ultimately determined that the director or officer was not entitled to indemnification by the company.

Accordingly, pursuant to our Bylaws described above, we entered into agreements with each of Peter R. Dolan, Donald J. Hayden, Jr. and John L. McGoldrick, under the terms and conditions described above, in connection with the previously disclosed private lawsuits and government investigations relating to U.S. wholesaler inventory and accounting matters. The lawsuits and investigations are further described in the company’s 2004 Annual Report on Form 10-K. Pursuant to these agreements, the company paid the legal fees incurred from February 1, 2004 until December 31, 2004 for each of Mr. Dolan, Mr. Hayden and Mr. McGoldrick in the amount of $465,645, $487,303 and $84,265, respectively. Amounts paid during January 2004 were previously reported in our company’s 2004 Proxy Statement. We expect to make additional advances in connection with the matters noted above.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2005, subject to ratification by our stockholders.

Representatives from PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

In the event our stockholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to select another independent registered public accounting firm. It is understood that even if the selection is ratified, our Board of Directors and the Audit Committee at their discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if our Board of Directors feels that such a change would be in the best interests of our company and our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Bristol-Myers Squibb’s independent registered public accounting firm for 2005.

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers LLP (PwC) for the audit of our annual financial statements for the years ended December 31, 2003, and December 31, 2004, and fees billed for other services rendered by PwC during those periods.

	2003	2004
	(in millions)
Audit	$8.16	$19.95
Audit Related	4.18	7.49
Tax	5.14	6.10
All Other	0.04	0.01

Total	$17.52	$33.55

Audit fees for 2004 and 2003 were for professional services rendered for the audits of our consolidated financial statements, including the restatement of previously issued financial statements, attestation services relating to the report on our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act (Section 404), statutory and subsidiary audits, timely reviews of quarterly financial statements, divestiture audits, consents, income tax provision procedures, issuance of comfort letters, and assistance with review of documents filed with the SEC, including the amendment to previously issued filings.

Audit Related fees for 2004 and 2003 were primarily for assurance services including Section 404 internal control reporting readiness services, employee benefit plan audits, due diligence related to acquisitions and divestitures, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees for 2004 and 2003 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code.) and tax advice, including assistance with and representation in tax audits and appeals, advice related to divestitures and acquisitions, preparation of individual income tax returns (excluding executive officers) and consultations relating to expatriate program and international compensation matters, and requests for rulings or technical advice from tax authorities.

All Other fees for 2003 and 2004 related primarily to immigration services provided to company expatriates and translation/translator services for internal auditors traveling overseas.

Pre-Approval Policy for Services Provided by PwC

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by PwC consistent with applicable SEC rules. PwC is prohibited from performing any management consulting projects. PwC is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported in the Internal Revenue Code. Prior to the engagement of PwC for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of services and the Audit Committee receives periodic reports from management and PwC on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage PwC for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

As the Audit Committee of the Board of the Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors.

Management has primary responsibility for our company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. PwC is responsible for performing an audit of Bristol-Myers Squibb’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring PwC’s accounting and auditing process on behalf of the Board of Directors.

As part of its oversight of our company’s financial statements, we review and discuss with both management and PwC all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with us. These reviews included discussion with PwC of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communications with Audit Committees” in the case of annual statements and Statement of Auditing Standards No. 100, “Interim Financial Information” in the case of quarterly statements, as currently in effect.

In addition, we have received the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and have discussed with PwC their independence from Bristol-Myers Squibb and its management. We have also determined that PwC’s provision of non-audit services in 2004 was compatible with and did not impair its independence.

We have discussed with our company’s internal auditors and PwC the overall scope and plans for their respective audits. We meet with the internal auditors and PwC, with and without management present to discuss the results of their examinations, the evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2004 be included in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. We and the full Board also have recommended, subject to stockholder ratification, the selection of PwC as our company’s independent registered public accounting firm.

We have also confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.

The Audit Committee

Vance D. Coffman, Chair

Robert E. Allen

Lewis B. Campbell

James M. Cornelius

Laurie H. Glimcher, M.D.

Leif Johansson

Louis W. Sullivan, M.D.

ITEM 3—APPROVAL OF RESTATED CERTIFICATE OF INCORPORATION EFFECTING AMENDMENT TO ELIMINATE CERTAIN SUPERMAJORITY VOTE REQUIREMENTS

At the 2003 Annual Meeting of Stockholders, upon recommendation of our Board of Directors, stockholders approved amendments to our Certificate of Incorporation to gradually declassify our Board of Directors such that all directors will be elected for one-year terms beginning at the 2006 Annual Meeting of Stockholders. An affirmative vote of more than 75% of the required then current outstanding shares approved the amendments. Our Board of Directors, in its continuing review of corporate governance matters, and after careful consideration and upon recommendation of the Committee on Directors and Corporate Governance, has concluded that it is in the best interests of the company’s stockholders to remove all the remaining supermajority voting requirements in our company’s Restated Certificate of Incorporation, except for the supermajority voting requirement to return to a classified board structure. To effect these changes, our Board of Directors has approved and recommends for approval by the company’s stockholders a Restated Certificate of Incorporation effecting amendments to Articles EIGHTH and NINTH, and the removal of Article TWELFTH of the company’s Restated Certificate of Incorporation. The current provisions and the proposed amendments are described below:

Board of Directors

Article EIGHTH(a) provides that: (i) the number of, the retirement age of and other restrictions and qualifications of the company’s directors of the company will be fixed by the Bylaws, and such provisions of the Bylaws may be altered only by a majority vote of the entire Board or the affirmative vote of the holders of at least 75% of the outstanding shares of company stock entitled to vote generally in the election of directors (the “voting stock”); (ii) the Board will be elected annually; and (iii) any director or the entire Board may be removed from office, with or without cause only by the affirmative vote of holders of at least 75% of the voting stock. Each of these provisions can be amended or repealed only by the affirmative vote of holders of at least 75% of the voting stock. The proposed Restated Certificate of Incorporation would remove the supermajority voting requirements described in clauses (i) and (iii) of this paragraph.

Amendment of Bylaws

Article EIGHTH(b) expressly authorizes the Board to make, alter, amend and repeal the Bylaws. This provision can be amended or repealed only by the affirmative vote of holders of at least 75% of the voting stock. The proposed Restated Certificate of Incorporation would eliminate the supermajority vote requirement.

Stockholder Action

Article NINTH requires that: (i) any action required or permitted to be taken by the company’s stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent and (ii) special meetings of stockholders may only be called by the Chairman of the Board or by majority vote of the entire Board. Each of these provisions can be amended or repealed only by the affirmative vote of holders of at least 75% of the voting stock. The proposed Restated Certificate of Incorporation would eliminate the supermajority vote requirement.

Fair Price Provision

Article TWELFTH requires the affirmative vote of the holders of least 75% of the voting stock for approval of any “Business Combination” with an “Interested Stockholder” unless (i) a majority of the

“Continuing Directors” approves the Business Combination or (ii) certain “fair price” and procedural requirements are met. These provisions can be amended or repealed only by an affirmative supermajority vote.

A Business Combination includes, (i) any merger or consolidation, (ii) any sale, lease, exchange, mortgage, pledge, transfer or disposition of any assets having an aggregate fair market value of $25 million or more, (iii) the issuance or transfer of securities in exchange for cash securities or other property having an aggregate fair market value of $25 million or more, (iv) the adoption of any plan or proposal for liquidation and (v) any reclassification of securities, or recapitalization of the company, or any merger or consolidation of the company with any of its subsidiaries or any other transaction that has the effect, directly or indirectly of increasing the proportionate share of the outstanding shares of any class equity or convertible securities of the company that is directly or indirectly owned by an Interested Stockholder.

An Interested Stockholder means any person (other than the company) who (i) beneficially owns, directly or indirectly, 10% or more of the voting stock of the company; (ii) is an affiliate of the company and at any time within the two-year period immediately prior to the date in question beneficially owned, either directly or indirectly, 10% or more of the voting stock; or (iii) is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession occurred in the course of a transaction or series of transaction not involving a public offering within the meaning of the Securities Act of 1933.

A Continuing Director means any member of the Board who is unaffiliated with the Interested Stockholder and was a member of the Board prior to time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on Board.

To meet the “fair price” requirement, the consideration offered in a Business Combination must be (i) at least equal to the highest of the following: (A) the highest per share price paid by the Interested Stockholder for any shares of common stocked acquired by it (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, and (B) the highest per share price paid or offered by the Interested Stockholder for any shares of common stock on or after the Announcement Date and (ii) in cash or in the same form as the Interested Stockholder has previously paid for common stock.

If Article TWELFTH is eliminated, then under General Corporation Law of the State of Delaware the holders of only a majority of outstanding voting stock generally would be required to approve the Business Combinations described above, subject to the following exception. If the transaction constitutes a “business combination” within the meaning of Section 203 of the General Corporation Law of the State of Delaware involving a person owning 15% or more of the company’s voting stock (referred to as an “interested stockholder”), then the transaction could not be completed for a period of three years after the time the person became an interested stockholder unless (i) the Board of Directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder prior to such business combination or transaction, (2) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owned at least 85% of the company’s outstanding voting stock (excluding shares owned by persons who are directors and officers of the company and shares owned by certain employee benefit plans of the company), or (3) the business combination was approved by the Board and by the affirmative vote of at least 66 2/3% of the company’s outstanding voting stock not owned by the interested stockholder.

The sections of the Restated Certificate of Incorporation that reflect the proposed amendments to be effected by the proposed Restated Certificate of Incorporation are attached to this Proxy Statement as Annex E and are marked to show changes from our current Restated Certificate of Incorporation.

Approval of this Proposal requires the affirmative vote of holders of record of a majority of the outstanding shares of the company entitled to vote for the election of directors.

If the proposal is approved by our stockholders, it will be effected by the filing of a Restated Certificate of Incorporation with the State of Delaware promptly after this Annual Meeting.

The Board of Directors unanimously recommends that the stockholders vote “FOR” this proposal.

STOCKHOLDER PROPOSALS

We expect the following stockholder proposals (Proposals 4 through 10 on the proxy card) to be presented by stockholders at the Annual Meeting. The proposals are printed in the order in which they were received. Some of the proposals contained assertions about our company that we believe are inaccurate. We have not attempted to correct or refute all the inaccuracies. The Board of Directors, however, has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. The names, addresses and share holdings of each of the stockholder proponents and, where applicable, of co-filers will be provided upon request to the Secretary of Bristol-Myers Squibb.

ITEM 4—STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS

RESOLVED: “That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders.” “And if no such disbursements were made, to have that fact publicized in the same manner.”

REASONS: “This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.”

“Last year the owners of 92,488,660 shares, representing approximately 6.9% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that the proposal is unnecessary because we already publish on our website at www.bms.com on an annual basis, all political contributions made by Bristol-Myers Squibb and by the company sponsored employee political action committee (EPAC) to political committees, parties or candidates on both state and federal levels. The report is also available to stockholders upon written request. The information in the report includes the names of recipients and the specific amounts contributed.

We comply with all applicable federal, state and local laws concerning political contributions. Federal law prohibits us from making direct or indirect contributions to candidates or political parties at the federal level, and many states’ laws regulate and limit such activities at the state level. The EPAC, supported solely by voluntary contributions from our employees, makes political contributions to federal, state and local candidates and committees. We are also fully committed to complying with campaign finance and lobbying laws that may be enacted.

The Board believes it is in the best interest of our company’s stockholders to support the legislative process by contributing prudently to state and local candidates and political organizations when such contributions are permitted by federal, state and local laws. Generally, contributions are made to office holders and candidates whose views on industry specific issues are consistent with our company’s long-term legislative and regulatory goals or to those who represent the communities served by our company and its subsidiaries.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 5—STOCKHOLDER PROPOSAL ON HIV/AIDS-TB-MALARIA

Resolved:

Shareholders request that our Board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company’s business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2005 annual meeting. This report, developed at reasonable costs and omitting proprietary information, will identify the impacts of these pandemics on the company.

Supporting Statement:

We believe that HIV/AIDS, tuberculosis (TB) and Malaria pose major risks to the long-term financial health of firms, like Bristol-Myers Squibb Company that operate in emerging markets.

The crisis of HIV/AIDS in Africa, with half of all global HIV/AIDS cases, is well known. UNAIDS—the joint United Nations AIDS program—reports life expectancy in much of southern Africa has declined by over half, to barely thirty years.

New research also shows disturbing trends in Asian markets. New infection rates in Asia are at all-time highs. 7.4 million people there are living with HIV. India alone has more citizens living with HIV than any country, except South Africa. (“Report on the Global AIDS Pandemic,” UNAIDS 2004).

Foreign Affairs reported in December 2002 that even moderate HIV pandemics in India and China may reduce per capita GNP by 2005 to virtually 2000 levels—wiping out a generations’ worth of economic growth.

In China, UNAIDS projects 10 million infections by 2010. Stephan Roach, Morgan Stanley’s Chief Economist, wrote in June 2004 that “all the economic growth in the world cannot possibly compensate for the devastation China would face if [UNAIDS] projections were to come to pass.”

Standard Chartered Bank Group Chief Executive Mervyn Davies, in a 2004 world Economic Forum report, cautioned that “AIDS imposes a day-to-day economic ‘tax’ that compromises business productivity.” Firms pay in increased health and benefit costs, decreased productivity, higher turnover, and other ways.

Despite these warnings, the same report concluded “firms are not particularly active in combating HIV/AIDS” and “businesses appear to be making decisions based on a patchy assessment of the risks they face.”

Unfortunately, “most companies do not yet report appropriate data for investors to make informed decisions about the impact of HIV/AIDS,” says a 2003 survey of corporations by UNAIDS. We believe, to date, our company’s reporting has also been inadequate.

In contrast to our company’s performance, several large-cap firms make reporting on infectious diseases best practice. The Bill & Melinda Gates Foundation has funded an HIV/AIDS Resource Document at the Global Reporting Initiative.

In 2004, Coca-Cola shareholders approved a resolution seeking such a report with 98% support. Coca-Cola’s subsequent report notes “the moral and business imperatives are of equal importance” in responding to HIV/AIDS.

Our experience with Coca-Cola and other leading companies demonstrates that these reports need not be onerous. In our opinion, shareholders must fully understand the threats posed by these diseases in order to make informed assessments of our company’s value.

We urge shareholders to vote FOR this resolution.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors believes that the proposal is unnecessary because we already report extensively on the devastating effects of the HIV/AIDS pandemic and the initiatives we have taken to address this pandemic. We do not make, and have no plans to make, tuberculosis or malaria drugs.

We have been and remain a leader among global pharmaceutical companies and other global corporations in addressing the HIV/AIDS pandemic. Our company is well aware of the human and economic impacts of HIV/AIDS, as demonstrated by our many leading edge programs and initiatives to address the pandemic. In 1999, we launched SECURE THE FUTURE®, an unprecedented, multi-year public-private initiative to help alleviate the HIV/AIDS crisis among women and children affected and infected by HIV/AIDS in sub-Saharan Africa, a region hit hard by the pandemic. We have committed $120 million to this initiative, the first and largest corporate commitment of its kind to fight HIV/AIDS in Africa. In all, more than 170 individual grants for community outreach and education, medical research and care and capacity building have been awarded in nine countries in southern and West Africa. Through these grants, the initiative is funding a range of sustainable and replicable programs in some of the hardest hit and most resource-constrained areas of the world. The countries are: South Africa, Swaziland, Botswana, Namibia, Lesotho, Senegal, Burkina Faso, Mali and Cote d’Ivoire. As recently as October 2004, we committed to fund medical centers focused on caring for children with HIV/AIDS in Lesotho and Swaziland. The centers will be modeled on a Children’s Clinical Center of Excellence in Botswana, also funded by a SECURE THE FUTURE® grant.

We are a founding partner of the Accelerating Access Initiative (AAI), an unprecedented public-private collaboration established in May 2000 to help increase access to HIV/AIDS care and treatment in the developing world. Under the initiative, we have worked closely with United Nations agencies and with governments and other partners, in developing and implementing national plans to expand access to sustainable prevention, care and treatment of HIV/AIDS.

Despite the successes to date achieved by these and other best collective efforts, we recognize that more needs to be done to solve the AIDS crisis. Consistent with our company’s Pledge to extend and enhance human life, we will continue to explore opportunities to make a meaningful difference.

We have clearly reviewed and are aware of the economic effects of HIV/AIDS on our strategy. We already report extensively to employees, major stakeholders and other constituents, as well as the trade and mainstream media, on the devastating impact of HIV/AIDS, as well as initiatives our company has taken, such as the Global Access and SECURE THE FUTURE® programs. Information on initiatives our company has taken to address the HIV/AIDS pandemic is available at www.bms.com/sr/data. The Board believes that adoption of the proposal would not serve stockholder interests and would be an ineffective use of stockholder funds.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 6—STOCKHOLDER PROPOSAL ON ANIMAL TESTING

This Proposal is submitted by concerned shareholders1.

WHEREAS

A. We as shareholders wish to minimize animal testing;

B. statistics show that a majority of painful and distressing animal experiments are conducted to satisfy outdated, government-mandated testing requirements2 and that such testing is on the rise;3

C. the majority of animals used in regulatory testing experience pain without any pain relief;4

D. non-animal test methods are generally cheaper, faster and more humane, than animal-based tests;

E. unlike animal tests, non-animal methods have been scientifically validated and/or accepted as total replacements for the following five toxicity endpoints: skin corrosion (irreversible tissue damage), skin irritation (milder and reversible damage), skin absorption (the rate of chemical penetration), phototoxicity (an inflammatory reaction caused by the interaction of a chemical with sunlight), and pyrogencity (a fever-like reaction that can occur when certain intravenous drugs interact with the immune system);

RESOLVED, that the shareholders request that the Board:

1. Commit specifically to using only non-animal methods for assessing skin corrosion, irritation, absorption, phototoxicity and pyrogenicity.

[1]	The proponents of this Resolution are Stablecott Properties Ltd; Chicago Exhibitors Corporation, Susan Natoli, Donna Berriman, Grace Holden, James Boreham, James and Helen Boreham Trustees, Barbara A. Hormel, M.D., and Joan C. Trombetta.
[2]	CCAC Animal Use Survey—2001: http://www.ccac.ca/english/FACTS/Facframeaus2001.htm
[3]	Statistics of Scientific Procedures on Living Animals—Great Britain—2002: http://www.official-documents.co.uk/document/cm58/5886/.htm
[4]	CCAC Animal Use Survey—2001

2. Confirm that it is in the Company’s best interest to commit replacing animal-based tests with non-animal methods.

3. Petition the relevant regulatory agencies requiring safety testing for the Company’s products to accept as total replacements for animal-based methods, those approved non-animal methods described above, along with any others currently used and accepted by the Organization for Economic Cooperation and Development (OECD) and other developed countries.

Supporting Statement: This Resolution is designed to harmonize the interests of sound science with the elimination of animal-based test methods where non-animal methodologies exist. It seeks to encourage the relevant regulatory agencies to join their peers in accepting validated in vitro and other non-animal test methods. It will not compromise consumer safety or violate applicable statutes and regulations.

Further, this Resolution commits the Company to end animal testing for five specific endpoints in favor of valid non-animal methods. These include the 3T3 Neutral Red Uptake Phototoxicity Test, human skin equivalent tests for corrosivity, and a human blood-based test for pyrogenicity, all of which have been successfully validated through the European Centre for the Validation of Alternative Methods.5 Several non-animal methods have also been adopted as Test Guidelines by the OECD6 (an alliance of 30 member countries including the US, EU, Japan, Canada and Australia). Regulatory agencies in OECD member countries are not at liberty to reject data from non-animal tests for skin corrosion, skin absorption and phototoxicity where such data have been generated in accordance with an OECD Test Guideline.

We urge shareholders to support this Resolution.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors strongly believes that as a research-based pharmaceutical company seeking to discover and develop products to extend and enhance human life, we have both legal and ethical obligations to ensure the safety and efficacy of its products. At times, to ensure fulfillment of these obligations, research or testing methods that include the use of animals is required. All pharmaceutical and healthcare companies are required by law to demonstrate the safety and efficacy of their products in animals.

We have maintained a long-standing, highly regarded program that is committed to reducing reliance on animal testing methods; that promotes the development, validation and use of non-animal tests; and that provides the highest level of care when use of laboratory animals is required. All company laboratory animal facilities in the United States are accredited by the Association of Assessment and Accreditation of Laboratory Animal Care International, an unaffiliated review organization. We continue to meet or exceed the high standards of care and humaneness set by the National Research Council of the National Academy of Sciences, the National Institutes of Health and the U.S. Department of Agriculture as mandated under the Animal Welfare Act. All company facilities and programs involved with the care and use of animals are periodically subjected to rigorous inspection by company auditors to ensure compliance with applicable standards.

[5]	ECVAM website: http://ecvam.jrc.it
[6]	OECD test guidelines:
http://www.oecd.or/document/22/0.2340.en_2649_34377_1916054_1_1_1_1.00.html

Testing with animals, where required, will continue to be an essential component of our company’s research and development efforts. We will also continue its firm commitment to pursue quality humane care, reduce use of animals and to develop, where feasible, alternatives to animal use.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 7—STOCKHOLDER PROPOSAL ON SEPARATION OF CHAIRMAN AND CEO POSITIONS

Resolved: The Shareholders of Bristol-Myers Squibb (“BMS”) urge the Board of directors (the “Board”) to amend the bylaws to require that an independent director who has not served as chief executive officer of the Company shall serve as chairman of the Board.

SUPPORTING STATEMENT

Since 2000 BMS’s performance has been disappointing.

•	The stock price is down by two-thirds.

•	Earnings are down and heading lower, without prospect for recovery until 2007 or later.

•	The company has not brought new medicines to market as needed to get sales growing again at a healthy rate.

•	Legal problems have cost more than $1 billion in payments so far.

•	Long-term debt is up from $1.3 billion to $8.5 billion.

We believe that the company’s disappointing record makes an overwhelming case for revitalizing the board and the way it works. All of BMS’s independent directors have served since 1998 or before. As three of them reached or neared the retirement age of 70, the board raised the retirement age to 72. While we appreciate directors’ service, we believe that is a step in the wrong direction. As the company must replenish itself with new products and new people, so the board needs to renew itself. Fresh views can help solve old problems.

In our view, it is unrealistic to expect a CEO, especially one facing serious performance problems, to lead the board in changing itself; it is equally unrealistic to expect the board to oversee the performance of its nominal chairman. Such an arrangement leaves no one responsible for the board.

It is realistic to separate the CEO and chairman jobs, so that the chairman leads the board, the board genuinely oversees the CEO, and the CEO leads the company. A non-executive chairman can lead the orderly succession of board members, bringing in needed strengths, and help improve board processes to come to grips with poor performance.

Separating the CEO and chairman jobs is a reform that works. Barron’s recently reported:

According to a recent report by Richard Bernstein, chief U.S. strategist at Merrill Lynch, of the 100 largest companies in the Standard & Poor’s 500, those splitting the top two positions “have, as a class, outperformed those that haven’t over the last decade.” Indeed, those with split roles had an average annual return of 22%, compared with 18% for those without a split.

The science underlying medicines is moving faster than ever, and the marketplace is evolving in ways that challenge drug companies to keep up. Drugs will thrive on clinical merit, not personal selling, advertising, and price increases. Drugs will be smarter and more targeted, with perhaps fewer blockbusters. BMS’s board will need new strengths to find opportunity in advancing science and evolving markets.

We believe that shareholders deserve a chairman not tied to management who will challenge management to deliver great performance and nothing less.

Please vote FOR this proposal.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors, which includes ten independent, non-management directors among its eleven members, believes that the positions of Chairman of the Board and Chief Executive Officer should be held by the same person, except in unusual circumstances such as a transition in leadership. The Board believes that currently it is in the best interest of our company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board may separate these positions in the future should circumstances change.

The Board agrees that an independent Board structure is necessary for good corporate governance and accountability. The Board, however, does not believe its independence is compromised by having a single person serve as Chairman and CEO. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our company. The independent Board members meet on at least a quarterly basis in executive session that are led by the Chair of the Committee on Directors and Corporate Governance, who is an independent director. The insight and advice that each independent director provides to our company would not change if he or she served as non-executive Chairman of the Board.

The Board is committed to high standards of corporate governance and has adopted Corporate Governance Guidelines that are posted on our website. These guidelines were designed in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all independent Board members. The evaluation is used by the Compensation and Management Development Committee as a basis to recommend the compensation of the CEO, which is approved by all independent Board members.

The Investor Responsibility Research Center reports that a large majority of the S&P 500 companies have a single person serve as both the Chairman and CEO. Specifically, none of our U.S. peer companies have a separate Chairman and CEO. The Board believes that our corporate governance structure, with its emphasis on independence, makes it unnecessary to have a policy of separating the roles of Chairman and CEO. The Board believes it is important that it has the discretion to act in the best interests of stockholders at any point in time. The proposal would deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 8—STOCKHOLDER PROPOSAL ON RESTATEMENT SITUATIONS

RESOLVED: The shareholders of Bristol-Myers Squibb Company (“BMS” or the “Company”) request the board of directors to adopt a policy whereby, in the event of a restatement of financial results, the board will review all bonuses and other awards that were made to senior executives on the basis of having met or exceeded performance targets during the period of the restatement and will recoup for the benefit of the Company all such bonuses or awards to the extent that these performance targets were not achieved.

SUPPORTING STATEMENT

Like many companies, BMS has a system of incentive compensation intended to encourage its executives and management to work enthusiastically in the Company’s interest. Incentive compensation can be a useful way to reward and motivate senior executives, but we believe that such compensation should be tied closely to the actual attainment of pre-set performance goals. We are concerned that this may not be happening at BMS.

In its 2002 10-K report, BMS restated results previously reported for 1997 through 2001 and the first half of 2002. The Company’s disclosure and related press reports were not altogether clear, but evidently sales had been overstated by some $2.5 billion and earnings by $900 million. It was clearly in the Company’s interest to have reported results correctly at the time, rather than misstating results for years, then having to restate them.

During the six years affected by the restatement, the Company reported the following incentive payments to the five or six named officers in each year’s proxy statement:

•	$78 million for bonuses, restricted stock awards, and long-term incentive payouts.

•	6.8 million shares underlying stock options, SARs, etc.

These payments and awards were presumably based on results reported at the time, not on the restated results. Given the magnitude of the restatements, these payments would presumably have been lower if calculated based on restated results. In our view, the difference between what the payments and awards were and what they would have been if calculated on the basis of accurate numbers is a form of ill-gotten gains.

We view the Company’s current policy as inadequate. BMS noted in its 2004 Proxy Statement:

Additionally, the Committee established clawback provisions relating to stock option, restricted stock and long-term performance awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to the company’s interests will forfeit any outstanding awards and will have to return any gains realized in the prior twelve months.

BMS’ policy does not explicitly require the repayment of unearned incentive pay in restatement situations, does not mention bonuses, and leaves much discretion to the Committee. Also, the policy is limited only to the prior twelve months and seemingly contemplates that executives may retain unearned incentive compensation for earlier years.

It is not enough for the Company’s compensation system to encourage good work. It needs also to discourage bad work and misstatement of results.

Please vote FOR this resolution.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors believes that adoption of the proposal is unnecessary because the Board has already adopted a policy that addresses the concern raised by the proposal. Under the policy, which is posted on our website at www.bms.com, we will require reimbursement of any bonus paid to executive officers and certain other officers where: a) the payment was predicated upon the achievement of certain financial results that were the subject of a restatement, b) in the Board’s view the executive engaged in deliberate misconduct that caused or partially caused the need for restatement, and c) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, we will seek to recover the executive’s entire annual bonus for the relevant period, plus a reasonable rate of interest.

The Board also believes the proposal is unworkable because it is vague and overreaching. It would presumably apply to all restatement situations, even restatements that were not caused by misconduct. In addition, it would apply to all senior executives, including those who have no role in causing a restatement. As such, the adoption of the proposal could have the unintended effect of placing our company at a competitive disadvantage in recruiting critical talent. In contrast, the policy adopted by the Board addresses the concern raised by the proposal in a practicable and enforceable manner. The policy, together with our existing “clawback” provisions relating to stock options, restricted stock and long-term performance awards, makes clear the Board of Directors will take appropriate action in the event of deliberate misconduct.

Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 9—STOCKHOLDER PROPOSAL ON RESTRICTED STOCK

RESOLVED, that the stockholders of Bristol-Myers Squibb Company (“Bristol-Myers”) ask the Compensation and Management Development Committee of the Board of Directors to adopt a policy that a significant portion of restricted stock granted to senior executives require the achievement of performance goals as a prerequisite to vesting. The policy should be implemented in a way that does not violate any existing employment agreement or the terms of any equity compensation plan.

SUPPORTING STATEMENT

Bristol-Myers uses a substantial amount of restricted stock to compensate its senior executives. From 2001 through 2003, CEO Peter Dolan received awards with a total value of $4,194,000, while chief scientific officer J.B.D. Palmer, M.D. received awards valued at $4,229,150 in 2002 and 2003. The vesting of these awards does not depend on the achievement of any performance goals; rather, they simply vest over time.

We believe that compensation policies should align the interest of senior executives with those of stockholders, and we therefore applaud Bristol-Myers’ decision to deemphasize stock options and move to restricted stock, which facilitates direct ownership of stock. Restricted stock grants also have the virtue of more transparent accounting treatment than stock options, whose cost—unlike that of restricted stock—is not recognized on a company’s income statement. However, to provide appropriate incentives, we believe that restricted stock awards should have real downside risk.

There has been significant criticism of the incentive value of restricted stock grants without performance hurdles. An August 11, 2003 editorial in Forbes characterized restricted stock grants without performance targets as “weak incentives for improving performance.” WorldCom/MCI corporate monitor and former SEC chairman Richard Breeden opined in his August 2003 governance recommendations that “there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.” Matt Ward, CEO of San Francisco-based Westward Pay Strategies, says restricted stock grants without performance targets create “the lay-low effect: just lay low and don’t get fired.”

Leading companies have been requiring senior executives to satisfy performance requirements before restricted stock can vest. In its widely publicized 2003 shift from stock options to restricted stock, Microsoft has imposed performance vesting targets on its 600 most senior managers. The performance share units granted to GE CEO Jeffrey Immelt in 2003 similarly require the achievement of goals relating to cash flow from operations and total shareholder return. Bristol-Myers should follow the lead of these companies.

The need for performance targets for the vesting of restricted stock is especially acute in light of Bristol-Myers’ stock price performance. According to the most recent proxy statement, $100 invested in Bristol-Myers stock on December 31, 1998 would have been worth $51.74 on December 31, 2003, while $100 invested in an index of peer companies would have been worth $91.55 on that date.

We urge stockholders to vote FOR this proposal.

Board of Directors’ Positions

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors believes adoption of the proposal is unnecessary because a significant portion of Bristol-Myers Squibb’s long-term compensation program is already performance-based.

The Compensation and Management Development Committee, which is composed entirely of independent directors, with the assistance of its outside compensation consultant Mercer Human Resource Consulting, is responsible for determining the proper levels and types of compensation appropriate to attract, retain and incent the senior management team.

Our long-term compensation program is composed of three parts: a) stock options; b) a long-term performance incentive plan, and c) restricted stock.

The long-term performance share plan, which represents 25-40% of the long-term incentive mix, is 100% performance contingent. If, as was the case with the 2001-2003 plan and 2002-2004 plan, the threshold targets are not met, no payments are made under the plan.

For 2005, the Committee has approved the implementation of exercise thresholds for all annual stock option grants to the proxy named officers and other senior executives. To satisfy the exercise threshold, Bristol-Myers Squibb stock would need to close at a price of at least 15% above the option grant price for seven (7) consecutive trading days. Although the options would vest according to the normal vesting schedule, the executive may not exercise the options unless and until the threshold is satisfied. For 2005 option grants, to preserve favorable accounting under current rules, the thresholds will lapse in years 9 and 10. Pursuant to the expensing of options, this would not be required in future years.

For 2004 and 2005, the long-term compensation mix is approximately 35-45% options, 25-40% Long-Term Performance share plan and 30% restricted stock. The implementation of the exercise thresholds for options beginning in 2005, combined with the increased emphasis the Committee has placed on the Long-Term Performance Share plan in recent years, ties approximately 70% of long-term incentives to specific performance criteria. The Committee believes this satisfies the spirit of the stockholder’s proposal, while still providing the flexibility it needs to make compensation decisions appropriate for our company.

The Committee does not believe it is in the best interests of our company to require the placement of performance criteria on restricted stock, as the proponent suggests. After careful review of the long- term compensation mix and business needs, the Committee has determined that it should and will continue to maintain a portion (30%) of the long-term incentive program in time-based restricted stock as it allows the Committee to attract and retain the necessary talent to execute our company’s turn around.

Accordingly, the Board of Directors recommends a vote “AGAINST” the proposal.

ITEM 10—STOCKHOLDER PROPOSAL ON DIRECTOR VOTE THRESHOLD

Resolved: That the shareholders of Bristol-Myers Squibb Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificates of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election form.

Board of Directors’ Positions

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The Board of Directors believes that active stockholder participation in the election of directors is important to our company and to effective corporate governance. In 2003, upon the Board’s recommendation, the stockholders declassified the Board such that by 2006 each and every director will be subject to stockholder consideration on an annual basis. It is equally important, however, to ensure that the mechanisms through which stockholders participate are those that best serve the interests of our company and its stockholders.

The Board believes that a majority voting system proposed by the proponent presents complex legal and practical issues that the proposal does not address. For example, a majority voting system could deter the most qualified individuals from agreeing to serve as director nominees. Such a system could also bring about instability in our company by causing Board vacancies. Although the Board could appoint directors to fill vacancies, it may not be able to find candidates willing to serve with a majority voting system. In addition, the Board believes that the appointment of directors is less democratic than the election of directors by plurality vote.

The Board also believes that implementation of the proposal at this time would be premature. The proposal is premature because the SEC has already proposed new rules that would provide stockholders with greater participation in the annual election of directors. The SEC did not propose to require a majority voting system for electing directors, but instead proposed different mechanisms to permit direct stockholder nominations in specified circumstances. If the SEC’s proposals are adopted, they would more directly and uniformly provide new avenues for stockholder participation in the process for election of directors.

If the majority voting system is adopted, we may need to implement costly vote-getting strategies to ensure director nominees obtain the required vote. The end result may be increased spending by our company in routine elections and unnecessarily increasing the cost of soliciting stockholder votes. The Board believes this would be a poor use of stockholder funds.

The system of plurality voting, which the proponent seeks to replace, not only has long been the accepted system among companies comparable to the company, but is also the default system under the laws of the State of Delaware. The rules governing plurality voting are well understood. In addition, it is important to note that at last year’s annual meeting of stockholders, each director was elected by more than 93% of the total votes cast. The proposal suggests that directors for the Bristol-Myers Squibb Board are being elected by minimal affirmative votes. That clearly is not the case.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ADVANCE NOTICE PROCEDURES

Under our Bylaws, no business may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to our company containing certain information set forth in our Bylaws, not fewer than 120 days before the date our company’s proxy statement is released to stockholders in connection with the prior year’s annual meeting. For our company’s meeting in 2006, we must receive this notice no later than November 23, 2005. These requirements are separate and distinct from and in addition to the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement.

A copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary.

2006 STOCKHOLDER PROPOSALS

Stockholder proposals relating to our 2006 Annual Meeting of Stockholders must be received by us at our principal executive offices, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than November 23, 2005. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about our company. At the direction of the Board of Directors, that office acts as corporate governance liaison to stockholders.

DIRECTIONS TO THE HOTEL DUPONT

By Car:

From Baltimore or Downstate Delaware:

1.	Take I-95 North to Wilmington Exit 7 marked “Route 52, Delaware Avenue”.

2.	From right lane, take Exit 7 onto Adams Street.

3.	At the third traffic light on Adams Street, turn right onto 11th Street.

4.	At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

5.	Follow 11th Street through six traffic lights. Hotel duPont is on the right.

From New Jersey:

(New Jersey Turnpike)

1.	Take the New Jersey Turnpike South to Delaware Memorial Bridge.

2.	After crossing the Delaware Memorial Bridge, follow signs to I-95 North.

3.	From I-95 North, follow steps 1-5 outlined in directions “From Baltimore or Downstate Delaware”.

From Philadelphia:

(I-95 South):

1.	Take I-95 South through Chester to Wilmington.

2.	Follow I-95 South to Exit 7A marked “52 South, Delaware Avenue”.

3.	Follow 11th Street in the middle lane through six traffic lights. Hotel du Pont is on the right.

By Train:

Amtrak train service is available into Wilmington, Delaware Station. The Hotel duPont is located approximately twelve blocks from the train station.

ANNEX A

CORPORATE GOVERNANCE GUIDELINES

The business of the company is managed under the direction of the Board of Directors pursuant to the Delaware General Corporation Law and the company’s Bylaws. It has responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board selects the senior management team that is responsible for the day-to-day operations of the company and for keeping the Board advised of the company’s business. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

Composition and Structure of the Board

1.	Size of the Board. The Board in recent years has had between 10 and 12 members. This range permits diversity of perspectives and experience without hindering effective discussion. However, the Board is prepared to increase its membership if the Board deems it advisable, for example to bring new or specialized skills and talent to the Board.

2.	Board Membership Criteria. The Committee on Directors and Corporate Governance is responsible for reviewing with the Board, on an annual basis, the appropriate criteria for membership to the Board. Generally, non-employee directors should be persons of diverse backgrounds with broad experience in areas important to the operation of the Company such as business, science, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and ability to work with others.

3.	Selection of New Directors. The Committee on Directors and Corporate Governance evaluates candidates and recommends them to the Board. The full Board is responsible for selecting its members and recommending them for election by the stockholders or by a majority vote of the Board to fill vacancies. The invitation to join the Board should be extended by the Chairman, on behalf of the entire Board.

4.	Independent Directors. The Board’s policy is that a substantial majority of its members be independent directors. Only independent directors may serve on the Audit Committee, Compensation Committee and Committee on Directors and Corporate Governance.

Consistent with the New York Stock Exchange listing standards, to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with the Company other than as a director. The Board will review annually all commercial and charitable relationships of directors. The Board has established the following standards to assist it in determining director independence. In each case below, the “Company” refers to Bristol Myers Squibb Company and its direct and indirect subsidiaries.

a)

A director will not be independent if, within the preceding three years: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer; iii) the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company (other than director’s fees or compensation that was deferred for prior service with the

Company); or iv) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

b)	A director will not be independent if: (i) the director is currently, or at any time during the past three years has been, a partner with or employed by the Company’s independent auditor; (ii) an immediate family member who is currently a partner of the independent auditor, or employed by the auditor in its audit, assurance, or tax compliance (but not tax planning) practices; or (iii) within the past three years, an immediate family member has been employed by the independent auditor and personally worked on the Company’s audit within that time;

c)	The following commercial or charitable/non-profit relationships will be considered material relationships: i) the director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year, is the greater of $1 million, or 2% of such other company’s consolidated gross revenues; or ii) the director of the Company is an executive officer of a charitable organization or non-profit organization, and the Company’s, or the Bristol-Myers Squibb Foundation’s discretionary charitable contributions to the organization, in aggregate, in any single fiscal year within the preceding three years, was the greater of $1 million or 2% of that organization’s consolidated gross revenues;

d)	For relationships that are not covered by the guidelines in paragraphs “a,” “b” or “c” above, or that do not satisfy those guidelines, but with respect to which the Board has discretion to make an independence determination under New York Stock Exchange listing standards, the initial determination of whether the relationship is material or not, and therefore whether the director would be considered independent or not, shall be made by the independent directors.

In addition, members of certain Board committees, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

The Company will not make any personal loans or extensions of credit to directors or executive officers.

To help maintain the independence of directors, all directors are required to deal at arm’s length with the Company and to disclose circumstances material to the director that might be perceived as a conflict of interest.

5.	Selection of Chairman and CEO. The Board’s policy is that the positions of Chairman and Chief Executive Officer be held by the same person, except in unusual circumstances such as transition in leadership. The Board believes this combination has served the Company well over many years by providing unified leadership and direction. The Board may separate these positions in the future should circumstances change.

6.	Directors Who Change Their Present Job Responsibility. When a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the director shall tender a letter of resignation to the Board. The Committee on Director and Corporate Governance will evaluate whether to accept the resignation based on whether the individual continues to satisfy the Board’s membership criteria in light of his or her new occupational status.

7.	Other Directorships. Although the Board does not have a formal policy, independent directors are encouraged to limit the number of other boards (excluding non-profit) on which they serve.

Independent directors are encouraged to advise the Chair and the Committee on Director and Corporate Governance in advance of accepting an invitation to serve on another board. The Committee on Directors and Corporate Governance and the full Board will take into account the nature of and the time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendations to stockholders.

8.	Term Limits. The Board’s policy is to not establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have a unique insight into the business of the Company and its operations.

9.	Board Compensation. The Committee on Directors and Corporate Governance is responsible for reviewing and recommending, on an annual basis, the compensation for independent directors. Company management reports to the Committee as to how the Company’s director compensation practices compare with those of other large public and peer group corporations. Any change in Board compensation is made upon the recommendation of the Committee on Directors and Corporate Governance, and following discussion and concurrence by the full Board. The Board believes that each director should have a personal investment in the Company and has established certain stock ownership guidelines for directors.

10.	Retirement Age. The Board’s policy is that non-employee directors and the Chief Executive Officer and any retired Chief Executive Officer should retire as a director at the Annual Meeting of Stockholders following his or her 72nd birthday. Any employee (other than the Chief Executive Officer) must retire as a director on the effective date of retirement as an employee. The full Board may make exceptions to this policy for special circumstances.

11.	Executive Sessions of Independent Directors. The independent directors of the Board will meet in Executive Session at least four times per year to discuss such topics as the independent directors determine, including evaluation of the performance of the Chief Executive Officer. The Chair of the Committee on Directors and Corporate Governance shall preside over these sessions.

Board Responsibilities

1.	Duties of Directors. The basic responsibility of the directors is to exercise their business judgment to act in the best interests of the Company and its stockholders. In carrying out this responsibility, the Board also considers the concerns of its other stakeholders and interested parties, including its employees, customers, suppliers, partners, local communities, and the public at large. The directors rely on the honesty and integrity of the Company’s officers, employees, and outside advisors in making Board decisions. The directors are also responsible for acting as advisors to the senior management team.

Directors are expected to regularly attend Board meetings and meetings of committees on which they serve. Directors should spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Directors are expected to review meeting materials prior to Board and committee meetings. Directors are encouraged to ask questions and communicate concerns at any time.

2.	Continuing Director Education. The Committee on Directors and Corporate Governance will make available orientation programs for new directors and from time to time continuing education programs for directors, when appropriate.

3.	Evaluating the Board’s Performance. The Committee on Directors and Corporate Governance is responsible for conducting an annual evaluation of the performance of the Board for the purpose of increasing the effectiveness of the Board. The Committee shall report its conclusions to the Board. This evaluation should be of the Board’s contribution as a whole and specifically review areas in which the Board and/or management believe improvement may be desirable.

4.	Compliance, Ethics and Conflicts of Interest. The Board and its Committees are responsible for oversight of the processes designed by senior management regarding compliance, including the Company’s Code of Business Conduct and Ethics for Directors, Code of Ethics of Senior Financial Officers and Standards of Business Conduct and Ethics. These Codes communicate the Company’s commitment to the highest standards of moral and ethical behavior in all of its business activities and its commitment to compliance with all applicable laws and regulations. Each of these Codes is available on the Company’s website.

Any waiver of these Codes by directors and executive officers may be made only by the Board of Directors or a Board Committee and must be promptly disclosed to stockholders. Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company. If any actual or potential conflict of interest arises for a director, the director shall promptly inform the Chief Executive Officer and the Chair of the Committee on Directors and Corporate Governance. If a significant conflict exists and cannot be resolved, the director shall resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Board Meeting Procedures

1.	Frequency of Meetings. The Board has approximately 10 regularly scheduled meetings per year. In addition, special meetings may be called from time to time as determined by the needs of the Company’s business.

2.	Selection of Agenda Items for Board Meetings. The Chairman of the Board and the Secretary of the Company will establish the agenda for Board meetings. Any Board member, however, may recommend the inclusion of specific agenda items. The agenda will be distributed in advance of the meeting to each director.

3.	Board Materials Distributed in Advance. Information, data and presentation materials that are important to the Board’s understanding of the business will be distributed in writing to the Board before the Board meets. Management will make every attempt to ensure that the materials being distributed are as concise as possible while giving directors sufficient information to make informed decisions. The Board acknowledges that, under certain circumstances, written materials may be unavailable to directors in advance of a meeting, and that certain items to be discussed at the Board meetings are of an extremely sensitive nature such that the distribution of materials on these matters prior to the Board meeting may not be appropriate.

Involvement of Senior Management

1.	Attendance of Non-Directors at Board Meetings. The Board welcomes the attendance at Board meetings of non-Board members who are present for the purpose of making presentations, responding to questions by the directors or providing counsel on specific matters within their area of expertise. Should the Chairman and Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

2.	Board Access to Management and Outside Advisors. Board members have complete access to the Company’s management and outside advisors. Board member contact with such individuals shall be handled in a manner that would not be disruptive to the business operation of the Company. Any such contact that is in writing should be copied to the Chairman and Chief Executive Officer, as appropriate.

Furthermore, the Board encourages management to bring executives into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) are executives with future potential that the senior management believes should be given exposure to the Board.

Committee Matters

1.	Number, Structure and Independence of Committees. The Board currently has four committees: Audit, Compensation and Management Development, Directors and Corporate Governance and Executive. From time to time, the Board may want to form a new committee or disband a current committee depending upon the circumstances. The Committee on Directors and Corporate Governance is responsible for evaluating and recommending to the Board the responsibilities of the Board committees, including the structure, operations and the authority to delegate subcommittees.

Each of the Audit Committee, Compensation and Management Development Committee and Committee on Directors and Corporate Governance shall be comprised solely of independent directors, as that term is defined in the listing standards of the New York Stock Exchange. Each of these committees shall adopt a charter outlining the responsibilities of such committee.

2.	Assignment of Committee Members. The Committee on Directors and Corporate Governance is responsible, after consultation with the Chairman of the Board and with consideration of the desires of individual Board members, for the assignment of Board members to various committees, including evaluating and selecting Board committee chairpersons. Consideration should be given to rotating committee members periodically at about a five year interval, but the Board does not have a firm policy mandating rotation of committee assignments since there may be reasons to maintain an individual director’s committee membership for a longer period.

3.	Frequency and Length of Committee Meetings. The committee chair, in consultation with committee members, will determine the frequency and length of the meetings of the committee. The committee chair will report the highlights of their meetings to the full Board following each meeting.

4.	Committee Agendas. The committee chair, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda. Any director, however, may recommend the inclusion of a specific agenda item for any committee meeting, regardless of whether the director is a member of such committee.

Leadership Development

1.	Annual Evaluation of the Chief Executive Officer. The independent directors perform an annual evaluation of the Chief Executive Officer. The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives and development of management succession. The evaluation will be used by the Compensation and Management Development Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

2.	Succession Planning. The Chief Executive Officer should provide to the Board an annual report on succession planning. There should also be available, on a continuing basis, the Chief Executive Officer’s recommendation as a successor should he/she be unexpectedly disabled. This topic should be addressed regularly in Executive Session.

3.	Management Development. The Chief Executive Officer should provide to the Board, on an annual basis, an assessment of persons considered potential successors to certain senior management positions, including a review of any management programs recommended for such individuals.

Periodic Review

1.	The Committee on Directors and Corporate Governance is responsible for annually reviewing these principles, as well as considering other corporate governance principles that may, from time to time, merit consideration by the Board.

ANNEX B

AUDIT COMMITTEE CHARTER

Purposes

The Audit Committee (“Committee”) is appointed by and generally acts on behalf of the Board of Directors (the “Board”). The Committee’s purposes shall be: (a) to assist the Board in its oversight of (i) the quality and integrity of the Company’s financial statements, financial reporting and disclosure controls and procedures, including internal controls; (ii) the performance of the Company’s internal audit function; and (iii) the Company’s compliance with legal and regulatory requirements; (b) to interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and (c) to prepare annually the report required by the rules of the Securities and Exchange Commission (“SEC”) for inclusion in the proxy statement for the Company’s annual meeting of stockholders.

The Committee’s responsibilities are principally of an oversight nature. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are accurate, complete and stated in accordance with generally accepted accounting principles (“GAAP”) and other applicable rules and regulations.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, including ensuring that the financial statements are accurate, complete and stated in accordance with GAAP and, together with the other financial information included in the Company’s public disclosures, fairly present the financial condition, results of operations and cash flows of the Company. Management is also responsible for the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditors are responsible for planning and conducting an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with GAAP and reviewing the Company’s quarterly financial statements.

Composition

The Committee shall consist of three or more independent directors of the Company designated by the Committee on Directors and Corporate Governance and approved by a majority of the whole Board of Directors by resolution or resolutions. Any director who is a present or former employee of the Company may not serve on the Audit Committee. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and SEC rules and regulations.

In addition, the members of the Committee shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable amount of time after appointment to the Committee. Members of the Committee are not required to be engaged in the accounting or auditing profession and, consequently, some members may not be expert in financial matters or in matters involving accounting or auditing. However, to the extent possible, at least one member of the Committee shall, in the judgment of the Board, be an “audit committee financial expert”

in accordance with the rules and regulations of the SEC and at least one member, who may also serve as an “audit committee financial expert,” shall in the judgment of the Board have accounting and financial management expertise in accordance with New York Stock Exchange rules.

The members of the Committee shall serve one-year terms. The Directors and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board and until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain independent legal counsel, accounting or other consultants or experts to advise the Committee. The Committee may also utilize the services of the Company’s regular legal counsel and other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to any advisors employed by the Audit Committee.

Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies (including the Company) without specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

Meetings

The Committee shall meet at least six times annually, or more frequently as circumstances dictate. The Committee will meet at least six times annually in separate executive sessions with the Company’s General Auditor, with management, and with the independent auditors to discuss any matters that the Committee or each of these groups believes should be discussed privately. The Committee may also request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to the Committee.

Member Compensation

No Committee member shall accept, directly or indirectly, any consulting, advisory or other compensatory fees from the Company, except for the member’s fees for services as a director and member of the Committee and any other committees of the Board.

Responsibilities and Duties

The Committee shall:

(1)	have the sole authority and responsibility for the appointment and termination of the Company’s independent auditors. The Committee also shall be responsible for setting the compensation and retention terms for, and overseeing and evaluating the performance of, the independent auditors for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Committee.

(2)	have sole authority and responsibility to pre-approve all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for the

Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

(3)	ensure that the Committee receives from the independent auditors the written disclosures and letter required by Independence Standards Board Standard 1 delineating all relationships between the independent auditors and the Company; the Committee shall discuss with the independent auditors their independence, including any disclosed relationships or services that may impact the auditors’ objectivity and independence. If deemed appropriate by the Committee, the Committee may recommend that the Board of Directors take appropriate action in response to the independent auditors’ report to satisfy itself of their independence. The Committee shall also confirm with the independent auditors that the independent auditors are in compliance with the partner rotation requirements established by the SEC.

(4)	ensure that the Committee annually receives and reviews a report from the independent auditors describing (a) the auditing firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, relating to independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent auditor and the Company.

(5)	review with the independent auditors and with management the proposed scope of the annual audit, past audit experience, the Company’s internal audit program, recently completed internal audits and other matters bearing upon the scope of the audit. The discussion will include a review of any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, any significant disagreements with management and management’s responses to such matters. The Committee shall be responsible for resolution of any disagreements between the independent auditors and management regarding financial reporting.

(6)	meet to review and discuss with management and the independent auditors the annual audited and quarterly financial statements of the Company including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission. This discussion should include (i) matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as then in effect in the case of annual statements, and Statement of Auditing Standards No. 100, “Interim Financial Information,” as then in effect in the case of quarterly statements; and (ii) major issues regarding accounting principles and financial statement presentations, including critical accounting estimates and judgments, significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and special audit steps adopted in light of any material control deficiencies.

(7)	recommend to the Board based on the review described in paragraphs 3 and 6 whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

(8)	review and discuss with the independent auditors reports that the independent auditors are required to provide to the Committee relating to significant financial reporting issues and judgments made in connection with preparation of the Company’s financial statements, including, among other things, (i) the Company’s selection, application and disclosure of accounting policies and practices that the independent auditors identify as critical; (ii) all alternative treatments of GAAP that have been discussed between management and the independent auditors, including the ramifications of such treatments and the treatment preferred by the independent auditors, and (iii) any material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

(9)	after reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, conduct an annual evaluation of the independent auditors’ qualifications, performance and independence. This evaluation shall include review and evaluation of the lead audit partner. In making its evaluation, the Committee shall take into account the opinions of management and the Company’s General Auditor. The Committee shall present its conclusions with respect to the independent auditors to the full Board.

(10)	discuss with management and with the independent auditors the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies. The Committee’s discussion in this regard may be general in nature (such as the type of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

(11)	discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures.

(12)	review the appointment and replacement of, and meet periodically with, the General Auditor to review the Internal Audit Department’s Reports of Operations and discuss any matters that the General Auditor believes warrant Committee attention.

(13)	establish and maintain procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

(14)	discuss periodically with management and the independent auditors the adequacy of the Company’s disclosure controls and procedures, including applicable internal controls and procedures for financial reporting and changes in internal controls designed to address any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss with management and the independent auditors (i) the annual report of management affirming management’s responsibility for establishing and maintaining internal controls over financial reporting and assessing the effectiveness of the internal control structure over financial reporting and (ii) the independent auditors’ report on, and attestation of, management’s report when those reports are required by SEC rules. Additionally, the Committee shall provide oversight over and review the effectiveness of management’s antifraud programs and controls.

(15)

confirm with management on at least a biennial basis that the Company’s Standards of Business Conduct and Ethics have been communicated by the Company to all key employees of the Company and its subsidiaries throughout the world with a direction that all such key employees certify that they have read, understand and are not aware of any violations of the Standards of

Business Conduct and Ethics. The Committee shall have the sole responsibility to grant waivers of the Standards of Business Conduct and Ethics and the Code of Ethics to Senior Financial Officers to the Company’s executive officers and senior financial officers.

(16)	meet periodically with the Company’s Chief Compliance Officer and the General Counsel to discuss and review legal matters that may have a material impact on the financial statements or the Company’s policies and procedures and internal controls and advise the Board on these discussions.

(17)	establish policies for the hiring by the Company of employees or former employees of the independent auditors.

(18)	shall review and make recommendations to the Board with respect to relevant financial affairs and policies of the Company, including matters relating to capital structure, financing activities and insurance.

(19)	through the Committee’s Chair, regularly report to the full Board on the Committee’s activities and actions.

(20)	provide the Company and the Board with the report of the Committee with respect to the audited financial statements for inclusion in the Company’s annual proxy statement as required by SEC rules.

(21)	annually evaluate the Committee’s own performance and deliver a report to the Board setting forth the results of the evaluation.

(22)	review and reassess the adequacy of the Committee charter on an annual basis and submit any recommended changes to the Board for consideration.

(23)	perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

ANNEX C

COMPENSATION AND MANAGEMENT DEVELOPMENT

COMMITTEE CHARTER

Purpose

The Compensation and Management Development Committee (“Committee”) is appointed by and acts on behalf of the Board of Directors (“Board”). It is responsible for reviewing, approving and reporting to the Board on major compensation plans, policies and programs of the company. The Committee approves the compensation of executive officers and certain senior management and has oversight responsibility over the company’s management development programs, performance assessment of senior executives and succession planning. The Committee shall issue an annual report on executive compensation for inclusion in the company’s proxy statement for its annual meeting of stockholders in accordance with applicable rules and regulations.

Composition

The Committee shall consist of three or more independent directors of the company designated by the Board and approved by a majority of the whole Board by resolution or resolutions. The members of the Committee shall meet the independence requirements of the New York Stock Exchange. In addition, for purposes of meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor Code section, the Committee, or a sub-committee approving the performance goals to which certain of the executive compensation is tied, shall consist of at least two “outside” directors, as defined in Treasury Regulation 1.162-27(e)(3) of the Code.

The members of the Committee shall serve one-year terms. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

Responsibilities and Duties

The Committee shall:

1.	annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee will consider the company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at peer group companies, and the awards given to the CEO in past years, and other such matters deemed relevant.

2.	annually review and make recommendations to the Board with respect to the compensation of executive officers and certain other senior management.

3.	review matters relating to management succession, including, but not limited to, compensation.

C-1

4.	if appropriate, hire experts in the field of executive compensation to assist the Committee with its evaluation of CEO or senior executive compensation. The Committee shall have the sole authority to retain and to terminate such experts, and to approve the experts’ fees and other retention terms. The Committee shall also have the authority to obtain advice and assistance from internal or external legal, accounting, human resource, or other advisors.

5.	make recommendations to the Board with respect to incentive-compensation plans and equity-based plans and interpret and administer such plans, including but not limited to determining eligibility, the number and type of equity awards available for grant, and the terms of such grants.

6.	appoint, monitor and terminate members of the company’s Pension and Savings Plan Committees and the plan trustees, and monitor, adopt, amend and terminate the company’s qualified and non-qualified savings and pension plans.

7.	form and delegate authority to subcommittees when appropriate.

8.	make regular reports to the Board.

9.	produce the required annual report on executive compensation for inclusion in the company’s proxy statement.

10.	annually evaluate its own performance.

11.	fulfill such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or Chairman of the Board.

12.	review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

13.	oversee the Company’s compensation philosophy and strategy.

C-2

ANNEX D

COMMITTEE ON DIRECTORS AND

CORPORATE GOVERNANCE

CHARTER

Purpose

The Committee on Directors and Corporate Governance (“Committee”) is appointed by and acts on behalf of the Board of Directors (“Board”). It is responsible for (i) identifying individuals qualified to become Board members, (ii) recommending that the Board select the director nominees for the next annual meeting of stockholders, and (iii) overseeing the Board’s annual evaluation of its performance. It is also responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the company and for periodically reviewing such guidelines.

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the sole authority to retain, set compensation for, and terminate a search firm to be used to identify director candidates. In addition, the Committee shall have authority to obtain advice and assistance from other experts or consultants to advise the Committee.

Composition

The Committee shall consist of three or more independent directors of the company designated by the Board and approved by a majority of the whole Board by resolution or resolutions. The members of the Committee shall meet the independence requirements of the New York Stock Exchange.

The members of the Committee shall serve one-year terms. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

Meetings

The Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Committee may delegate to one or more of its members one or more of the responsibilities and duties set forth below.

Responsibilities and Duties

The Committee shall:

1.	consider and make recommendations to the Board concerning the appropriate size, function and needs of the Board, taking into account that the Board as a whole shall have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) international markets; (vii) business strategy; (viii) crisis management; and (ix) corporate governance.

2.	determine the criteria for Board membership, including desired skills and attributes, conduct searches for prospective directors based on the criteria, and evaluate and recommend candidates for election to the Board by the stockholders or to fill Board vacancies.

D-1

3.	consider nominations for Board membership made by stockholders.

4.	evaluate and make recommendations to the Board of Directors concerning the appointment of directors to Board committees and the selection of Board Committee chairs.

5.	evaluate and recommend to the Board the responsibilities of the Board committees, including the structure, operations and the authority to delegate to subcommittees.

6.	recommend the desired ratio of employee directors to non-employee directors, but in no event shall the Board be composed of less than a majority of independent directors.

7.	review the format of Board meetings and make recommendations for the improvement of such meetings.

8.	review and recommend to the Board on an annual basis the compensation for non-employee directors.

9.	consider questions of possible conflicts of interest of Board members and the Executive Committee members.

10.	annually review and assess the adequacy of the Company’s corporate governance guidelines and recommend any changes to the Board for its approval and adoption.

11.	consider matters of corporate social responsibility and matters of significance in areas related to corporate public affairs and the company’s employees and stockholders.

12.	annually evaluate its own performance as well as oversee the annual self-evaluation of the Board and Board Committees.

13.	report its activities and actions to the Board of Directors on a regular basis.

14.	review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

15.	perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

D-2

ANNEX E

RESTATED CERTIFICATE OF INCORPORATION

of

BRISTOL-MYERS SQUIBB COMPANY

~~Original Certificate of Incorporation~~

~~Filed with the Secretary of State~~

~~on August 11, 1933~~

EIGHTH: (a) Subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of, the retirement age of and other restrictions and qualifications for directors of the corporation shall be fixed by the by-laws of the corporation and such number, retirement age and other restrictions and qualifications may be altered only by a majority vote of the entire board of directors from time to time in the manner provided in the by-laws or by amendment thereof adopted by a majority vote of the entire board of directors or adopted by the stockholders; ~~provided, however, that any such amendment adopted by the stockholders must be adopted by the affirmative vote of holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.~~

Except with respect to directors who may be elected by holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, at the 2004 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2005 annual meeting of stockholders (which number of directors shall be approximately one-third of the total number of directors of the corporation); at the 2005 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the corporation); and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the board of directors or change in the restrictions and qualifications for directors shall shorten the term of any incumbent director.

~~Subject to the rights under Article FOURTH hereof of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director or the entire board of directors may be removed from office, with or without cause, only by the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.~~

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH (a).

(b) In furtherance, and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized:

1.

To make, alter, amend and repeal the by-laws of the corporation~~, and, notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the~~

~~election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal any part of this Article EIGHTH (b) that relates to the power of the board of directors to make, alter, amend or repeal the by-laws of the corporation;~~

2.	To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation; and

3.	From time to time to decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of said corporation (other than the stock ledger) shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account book or document of the corporation except as such right may be conferred by the statutes of the State of Delaware, or by resolution of the board of directors.

The board of directors may from time to time provide and carry out and revise and change a plan or plans for the participation by all or any of the employees (including directors and officers of the corporation or of any corporations in which or in the welfare of which the corporation has any interest, and those actively engaged in the conduct of the corporation’s business or the business of its subsidiary or affiliated corporations), in the profits of the corporation or of any subsidiary or of any branch or division thereof as part of the corporation’s legitimate expenses or the expenses of such subsidiary, branch or division.

The board of directors shall have absolute discretion in the declaration of dividends out of the net profits of said corporation; and they may accumulate such profits to such extent as they may deem advisable, issue or distribute them among the stockholders, and may invest and reinvest the same in such manner as in their absolute discretion they may deem advisable.

They may set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose or may abolish any such reserve in the manner in which it was created.

They may by resolution or resolutions, passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

In the absence of fraud, no contract or other transaction between said corporation and any other corporation and no act of said corporation shall be in any way invalidated or otherwise affected by the fact that any one or more of the directors of said corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of said corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of said corporation, provided that the fact that he individually or as a member of such firm or association is so interested shall be disclosed or shall have been known to the board of directors or a majority of the members thereof; and any director of said corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the board of directors or of any committee of said corporation which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transactions with like force and effect as if he were not such director or officer of such other corporation or not so interested. Any contract, transaction or act of said corporation or of the board of directors or of any committee which shall be ratified by the majority of a quorum of the stockholders of said corporation at any annual meeting or any special meeting called for such purpose shall, insofar as permitted by law, be as valid and as binding as though ratified by every stockholder of said corporation.

The corporation may in its by-laws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

NINTH: Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by the Chairman of the Board or by the board of directors pursuant to a resolution approved by a majority of the entire board of directors. ~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article NINTH.~~

~~TWELFTH: (a) In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in paragraph (b) of this Article TWELFTH,~~

~~(i)~~	~~any merger or consolidation of the Corporation or any Subsidiary (as such terms are hereinafter defined) with (1) any Interested Stockholder (as hereinafter defined) or (2) any other person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as such terms are hereinafter defined) of an Interested Stockholder, or~~

~~(ii)~~	~~any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with (1) any Interested Stockholder or (2) any other person (whether or not itself an Interested Stockholder) which is, or after such sale, lease, exchange, mortgage, pledge, transfer or other disposition would be, an Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $25,000,000 or more, or~~

~~(iii)~~	~~the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to (1) any Interested Stockholder or (2) any other person (whether or not itself an Interested Stockholder) which is, or after such issuance or transfer would be, an Affiliate or Associate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25,000,000 or more, or~~

~~(iv)~~	~~the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, or~~

~~(v)~~

~~any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by (1) any Interested Stockholder or (2) any other person (whether or not itself an Interested Stockholder) which is, or after such reclassification, recapitalization, merger or consolidation or other transaction would be, an Affiliate or Associate of any Interested Stockholder, shall require the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the Corporation entitled to vote~~

~~generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for purposes of this Article TWELFTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article FOURTH of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. The term “Business Combination” as used in this Article TWELFTH shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph (a) of this Article TWELFTH.~~

~~(b) The provisions of paragraph (a) of this Article TWELFTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following subparagraphs 1 and 2 are met:~~

~~1.~~	~~Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).~~

~~2.~~	~~Price and Procedure Requirements. All of the following conditions shall have been met:~~

~~A.~~	~~The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:~~

~~(i)~~	~~(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and~~

~~(ii)~~	~~(if applicable) the highest per share price (including any brokerage commission, transfer taxes and soliciting dealers’ fees) paid or offered by the Interested Stockholder for any shares of Common Stock on or after the Announcement Date;~~

~~B.~~	~~If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class of outstanding Voting Stock other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such class of Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subdivision B shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):~~

~~(i)~~	~~(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;~~

~~(ii)~~	~~(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid or offered by the Interested Stockholder for any shares of such class of Voting Stock on or after the Announcement Date; and~~

~~(iii)~~	~~(if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;~~

~~C.~~	~~The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it;~~

~~D.~~	~~After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:~~

~~(i)~~	~~except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding preferred stock; (ii) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which resulted in such Interested Stockholder’s becoming an Interested Stockholder;~~

~~E.~~	~~After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and~~

~~F.~~	~~A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). Such proxy statements shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of these, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the holders of Voting Stock other than any Interested Stockholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the corporation of such opinion).~~

~~(c) For the purposes of this Article TWELFTH:~~

~~1.~~	~~A “person” shall mean any individual, firm, trust, partnership, association, corporation or other entity.~~

~~2.~~	~~“Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:~~

~~(i)~~	~~is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or~~

~~(ii)~~	~~is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or~~

~~(iii)~~	~~is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.~~

~~3.~~	~~A person shall be a “beneficial owner” of any Voting Stock:~~

~~(i)~~	~~which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or~~

~~(ii)~~	~~which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or~~

~~(iii)~~	~~which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.~~

~~4.~~	~~For the purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph 2 of this paragraph (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph 3 of this paragraph (c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~

~~5.~~	~~“Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1984.~~

~~6.~~	~~“Subsidiary” means any corporation of which a majority of any class of equity security (as defined in Rule 3all-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1984) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph 2 of this paragraph (c), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.~~

~~7.~~	~~“Continuing Director” means any member of the board of directors of the Corporation (the “Board”) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.~~

~~8.~~

~~“Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations~~

~~System or any System then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.~~

~~9.~~	~~In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subparagraphs 2A and B of paragraph~~

~~(b)~~	~~of this Article TWELFTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.~~

~~10.~~	~~“Corporation” shall mean Bristol-Myers Company, a Delaware corporation.~~

~~(d)~~	~~A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article TWELFTH, on the basis of information known to them, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more, and (v) such other matters with respect to which a determination is required under this Article TWELFTH.~~

~~(e)~~	~~Nothing contained in this Article TWELFTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.~~

~~(f)~~	~~Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of at least 75% of the outstanding Voting Stock, voting together as a single class, shall be required to amend, alter, adopt any provision inconsistent with or repeal this Article TWELFTH.~~

YOUR        VOTE        IS        IMPORTANT

PLEASE         VOTE        YOUR        PROXY

Bristol-Myers Squibb Company

P.O. BOX 4000
PRINCETON, NJ 08540

THREE WAYS TO VOTE

VOTE BY PHONE: 1-800-690-6903

VOTE BY INTERNET: WWW. PROXYVOTE.COM

VOTE BY MAIL:

YOUR VOTE IS IMPORTANT

BMSQB1 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

BRISTOL-MYERS SQUIBB COMPANY

Vote On Directors

For All	Withhold All	For All Except
O	O	O

____

Vote On Proposals

	For	Against	Abstain
2. Ratification of Independent Registered Public Accounting Firm	O	O	O
3. Approval of Restated Certificate of Incorporation	O	O	O

	For	Against	Abstain
4. Political Contributions	O	O	O
5. HIV/AIDS-TB-Malaria	O	O	O
6. Animal Testing	O	O	O
7. Separation of Chairman and CEO Positions	O	O	O
8. Restatement Situations	O	O	O
9. Restricted Stock	O	O	O
10. Director Vote Threshold	O	O	O

	Yes	No
I plan to attend the Annual Meeting.	O	O
HOUSEHOLDING ELECTION - Please indicate if you consent to receive future investor communications in a single package per household	O	O

Signature [PLEASE SIGN WITHIN BOX] ______ Date ______

Signature (Joint Owners) ______ Date ______

[logo]

P.O. BOX 4000 PRINCETON, NJ 08540 THREE WAYS TO VOTE VOTE BY PHONE: 1-800-690-6903 1) Read the accompanying Proxy Statement and this proxy card. 2) Call toll free 1-800-690-6903. 3) Enter the 12-digit Control Number shown below. 4) Follow the simple recorded instructions. VOTE BY INTERNET: WWW. PROXYVOTE.COM 1) Read the accompanying Proxy Statement and this proxy card. 2) Go to the Web site WWW.PROXYVOTE.COM. 3) Enter the 12-digit Control Number, shown below. 4) Follow the simple instructions. VOTE BY MAIL: 1) Mark, sign and date your proxy card. 2) Return it in the enclosed postage-paid envelope. YOUR VOTE IS IMPORTANT Do not return this proxy card if you vote by telephone or Internet. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: BMSQB1 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY BRISTOL-MYERS SQUIBB COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” PROPOSALS 1, 2, 3 AND 4.

Vote On Directors

1. Election of Directors For Withhold For All To withhold authority to vote, mark “For All Except”

All All Except and write the nominee’s name(s) on the line below.

01) V. D. Coffman

02) J. M. Cornelius

03) P. R. Dolan 0 0 0

04) E. V. Futter

05) L. V. Gerstner, Jr.

06) L. Johansson THE BOARD OF DIRECTORS RECOMMENDS A VOTE

07) L. W. Sullivan, M.D. “AGAINST” PROPOSALS 4, 5, 6, 7, 8, 9 and 10.

Vote On Proposals For Against Abstain For Against Abstain

2. Ratification of Independent Registered Public 0 0 0 4. Political Contributions 0 0 0

Accounting firm

3. Approval of Restated Certificate of 0 0 0 5. HIV/AIDS-TB-Malaria 0 0 0

Incorporation

6. Animal Testing 0 0 0

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian,

please give full title as such. 7. Separation of Chairman and CEO Positions 0 0 0

I have included a Change of Address and/or Comments

on the reverse side of this card. 0 8. Restatement Situations 0 0 0

Yes No

I plan to attend the Annual Meeting. 0 0 9. Restricted Stock 0 0 0

HOUSEHOLDING ELECTION—Please indicate if

you consent to receive certain future investor

communications in a single package per household 0 0 10. Director Vote Threshold 0 0 0

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

[GRAPHIC]

ADMISSION TICKET 2005 Annual Meeting of Stockholders Tuesday, May 3, 2005 9:45 A.M. Hotel duPont 11th & Market Streets Wilmington, DE 19801 PHOTO IDENTIFICATION WILL BE REQUIRED This is your admission ticket to the meeting. This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable. The Hotel duPont is located at 11th and Market Streets in downtown Wilmington, Delaware. Directions to the hotel can be obtained by calling the hotel at (302) 594-3100 or via the Internet by accessing the hotel’s web site at http://www.dupont.com/hotel/about_directions.htm Limited free parking for stockholders attending the 2005 Annual Meeting is available at the HOTEL CAR PARK, located on Orange Street between 11th and 12th Streets approximately one block from the hotel. SHOW YOUR ADMISSION TICKET TO THE PARKING ATTENDANT TO RECEIVE FREEPARKING Valet parking at the Hotel duPont is available at your own expense. [GRAPHIC] THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 3, 2005 The undersigned hereby appoints Robert E. Allen, Laurie H. Glimcher, M.D. and James D. Robinson III, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Hotel duPont, 11th and Market Streets, Wilmington, Delaware, on May 3, 2005 at 9:45 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting. This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program and directs such Trustee to vote at the Annual Meeting all of the shares of Common Stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or is received after April 22, 2005, the Trustee will vote the shares in the same proportion as the shares as to which it has received instructions. When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposals 4, 5, 6, 7, 8, 9 and 10. The full text of the proposals and the position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting. Address Changes/Comments:                                        (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)